EXHIBIT 10.12

CEDAR KNOLLS CORPORATE CENTER
240 CEDAR KNOLLS ROAD
CEDAR KNOLLS, NEW JERSEY 07927

STANDARD OFFICE LEASE

1.	Basic Lease Provisions.

	1.1.	Parties: This Lease, dated for reference purposes only October 25, 2007, is made by and between THE REALTY ASSOCIATES FUND VI, L.P., a Delaware limited partnership ("Landlord") and EMISPHERE TECHNOLOGIES, INC., a Delaware corporation ("Tenant"). The Tenant’s Employer Identification Number is 13-3306985.

	1.2	Premises: A portion of the second floor known as Suite 200, as shown on Exhibit “A” attached hereto (the "Premises").

	1.3.	Rentable Area of Premises: 15,281 rentable square feet.

	1.4.	Building Address: 240 Cedar Knolls Road, Cedar Knolls, Hanover Township, New Jersey

	1.5.	Use: General and administrative office use, subject to the requirements and limitations contained in Section 7.

	1.6.	Term: Five (5) years and three (3) months.

	1.7.	Commencement Date: November 1, 2007.

	1.8.	Base Rent and Electric Energy Charge:

Base Rent:

Lease Period	Monthly Base Rent	Annual Base Rent	Annual Base
		(annualized amount)	Rent per RSF
11/01/07 – 10/31/08*	$27,378.46	$328,541.52	$21.50
11/01/08 – 10/31/09	$28,015.17	$336,182.04	$22.00
11/01/09 – 10/31/10	$28,651.88	$343,822.56	$22.50
11/01/10 – 10/31/11	$29,288.58	$351,462.96	$23.00
11/01/11 – 10/31/12	$29,925.29	$359,103.48	$23.50
11/01/12 – 01/31/13	$30,562.00	$366,744.00	$24.00

*Notwithstanding anything to the contrary contained herein, Landlord hereby agrees to conditionally waive the monthly installments of Base Rent due with respect to the Premises for the period commencing on the Commencement Date and ending January 31, 2008 (the “Base Rent Abatement”). Subject to the terms and conditions set forth herein, Tenant’s obligation to pay Base Rent shall commence on February 1, 2008. No amounts due to Landlord under the Lease other than the Base Rent Abatement referred to above shall be conditionally waived, except as expressly provided to the contrary in the Lease. If the Commencement Date is other than the first day of the of a month, then any Base Rent for the period following the Commencement Date which is for less than one calendar month shall be prorated based upon the actual number of days of the calendar month involved. Nothing herein shall be construed to waive Tenant’s obligation to pay the first month’s Base Rent upon Tenant’s execution of the Lease pursuant to Section 5 below, which such amount shall be applied to the Base Rent payable for the month of February, 2008. In the event Tenant commits a default as defined in Section 13.1 of the Lease, Base Rent coming due thereafter shall not be waived, and all Base Rent that Landlord conditionally waived in the past shall be immediately due and payable by Tenant to Landlord without notice or demand from Landlord. If the Lease expires in accordance with its terms, and does not terminate as a result of a default by Tenant, Landlord agrees to permanently waive the Base Rent it has conditionally waived.

Electric Energy Charge: The Electric Energy Charge shall be measured by a checkmeter and reimbursed by Tenant in accordance with Section 11.6 below.

1.9.	Base Rent Paid Upon Execution: $27,378.46 for the first full month of the Lease for which Base Rent is payable hereunder.

1.10.	Security Deposit: $246,406.14, in the form of an unconditional, irrevocable letter of credit more fully described in Paragraph 1 of the Addendum.

1.11.	Tenant's Share (i.e. proportionate share for purposes of Operating Expenses and Real Property Taxes): 13.02%.

1.12.	Base Year: The calendar year 2008.

1.13.	Number of Parking Spaces: Reserved: Six (6) (in the location designated on Exhibit A-1 attached hereto); Unreserved: Fifty-Five (55). For purposes herein, said reserved space shall only be reserved during the hours of 8:00 a.m. until 6:00 p.m. Monday through Friday (excluding legal holidays).

1.14.	Initial Monthly Parking Rates Per Space: None.

1.15.	Real Estate Broker(s): Kwartler Associates, Inc., representing Landlord, and Cushman & Wakefield of New Jersey, Inc., representing Tenant.

1.16.	Attachments to Lease: Addendum; Exhibit A - "Premises", Exhibit A-1 - "Location of Reserved Parking”; Exhibit B - "Verification Letter", Exhibit C - "Rules and Regulations", Exhibit D - “Form of Letter of Credit”, Exhibit E - "Janitorial and Maintenance Services", Schedule 1 - "Work Letter Agreement”, and Schedule 1-A - "Improvements (Scope of Work”).

1.17.	Address for Notices:

	Landlord:	The Realty Associates Fund IV, L.P.
c/o Kwartler Associates, Inc.
2 North Street
Waldwick, New Jersey 07463-1804

	With Copy To:	TA Associates Realty
28 State Street
Boston, Massachusetts 02109
Attention: Asset Manager

	Tenant:	Emisphere Technologies, Inc.
240 Cedar Knolls Road, Suite 200
Cedar Knolls, New Jersey 07927
Attention: Chief Financial Officer

	With Copy To:	Emisphere Technologies, Inc.
240 Cedar Knolls Road, Suite 200
Cedar Knolls, New Jersey 07927
Attention: General Counsel

A copy of any notices of default given to Tenant shall also be provided to:
Price, Meese, Shulman & D’Arminio, P.C.
50 Tice Boulevard – 3rd Floor
Woodcliff Lake, New Jersey 07677
Attention: Michael K. Breen, Esq.

1.18.	Agent for Service of Process: The name and address of Tenant's registered agent for service of process is:
United States Corporation Company
27-11 Centerville Road, Suite 400
Wilmington, Delaware 19808

1.19.	Tenant’s North American Industry Classification System (herein "NAICS") Number: 551114, as determined by reference to the NAICS Manual and its operations shall consist of the Use described in Section 1.5.

2. Premises.

     2.1 Lease of Premises. The "Project" consists of one (1) building (the "Building"), the Common Areas (as defined below), the land upon which the same are located, along with all other buildings and improvements thereon or thereunder, including all parking facilities. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon all of the conditions set forth herein the Premises, together with the non-exclusive right to use the Common Areas as hereinafter specified. The Premises shall not include an easement for light, air or view.

     2.2 Calculation of Size of Building and Premises. All provisions included in this Lease relating to the number of rentable square feet in the Premises, including, but not limited to, Base Rent and Tenant's Share, shall reflect the number of rentable square feet in the Premises and in the Building. The calculation of the number of rentable square feet in the Premises is specified in Section 1.3 hereinabove.

     2.3 Common Areas-Defined. The term "Common Areas" is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Project that are designated by Landlord from time to time for the general non-exclusive use of Landlord, Tenant and the other tenants of the Project and their respective employees, suppliers, customers and invitees, including, but not limited to, common entrances, lobbies, corridors, stairwells, public restrooms, elevators, parking areas, loading and unloading areas, roadways and sidewalks. Landlord may also designate other land and improvements outside the boundaries of the Project to be a part of the Common Areas, provided that such other land and improvements have a reasonable and functional relationship to the Project.

3. Term.

     3.1 Term and Commencement Date. The Term and Commencement Date of this Lease are as specified in Sections 1.6 and 1.7. Following the Commencement Date, Tenant shall, within ten (10) business days after Landlord's request, complete and execute the letter attached hereto as Exhibit "B" and deliver it to Landlord. Tenant's failure to execute the letter attached hereto as Exhibit "B" within said ten (10) business day period shall be a default hereunder and shall constitute Tenant's acknowledgment of the truth of the facts contained in the letter delivered by Landlord to Tenant.

     3.2 Delay in Possession. Notwithstanding the Commencement Date specified in Section 1.7, if for any reason Landlord cannot deliver possession of the Premises to Tenant on said date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder or extend the Term hereof; provided, however, in such a case, Tenant shall not be obligated to pay rent or perform any other obligation of Tenant under this Lease, except as may be otherwise provided in this Lease, until possession of the Premises is tendered to Tenant, as defined in Section 3.4. If Landlord shall not have tendered possession of the Premises to Tenant within sixty (60) days following the Commencement Date specified in Section 1.7, Tenant may, at Tenant's option, by notice in writing to Landlord within ten (10) days after the expiration of the sixty (60) day period, terminate this Lease. If Tenant terminates this Lease as provided in the preceding sentence, the parties shall be discharged from all obligations hereunder, except that Landlord shall return any money previously deposited with Landlord by Tenant; and provided further, that if such written notice by Tenant is not received by Landlord within said ten (10) day period, Tenant shall not have the right to terminate this Lease as provided above unless Landlord fails to tender possession of the Premises to Tenant within one hundred twenty (120) days following the Commencement Date specified in Section 1.7. If Landlord is unable to deliver possession of the Premises to Tenant on the Commencement Date due to a "Force Majeure Event," the Commencement Date shall be extended by the period of the delay caused by the Force Majeure Event. A Force Majeure Event shall mean fire, earthquake, weather delays or other acts of God, strikes, boycotts, war, riot, insurrection, embargoes, shortages of equipment, labor or materials, delays in issuance of governmental permits or approvals, or any other cause beyond the reasonable control of Landlord.

     3.3 [Intentionally omitted]

     3.4 Tender of Possession. Landlord shall use commercially reasonable efforts to complete Improvements (defined in Paragraph 2 of the Addendum) on or before the Commencement Date. Possession of the Premises shall be deemed tendered to Tenant on the Commencement Date set forth in Section 1.7 provided Landlord has actually delivered possession of the Premises to Tenant and whether or not the Improvements have been substantially completed.

     3.5 Early Possession. If Tenant occupies the Premises prior to the Commencement Date, such occupancy shall be subject to all provisions of this Lease, such occupancy shall not change the termination date, and Tenant shall pay Base Rent and all other charges provided for in this Lease during the period of such occupancy. Provided that Tenant does not interfere with or delay the completion by Landlord or its agents or contractors of the construction of any tenant improvements, Tenant shall have the right to enter the Premises up to fourteen (14) days prior to the anticipated Commencement Date for the purpose of installing furniture, trade fixtures, equipment, and similar items. Provided that Tenant has not begun operating its business from the Premises, and subject to all of the terms and conditions of the Lease, the foregoing activity shall not constitute the delivery of possession of the Premises to Tenant and the Lease Term shall not commence as a result of said activities. Prior to entering the Premises Tenant shall obtain all insurance it is required to obtain by the Lease and shall provide certificates of said insurance to Landlord.

4. Rent.

     4.1 Base Rent (also referred to as "Fixed Rent"). Subject to adjustment as hereinafter provided in Section 5 of the Lease and subject to the provisions set forth in Section 1.8 above, Tenant shall pay to Landlord the Base Rent for the Premises set forth in Section 1.8, without offset or deduction on the first day of each calendar month. At the time Tenant executes this Lease it shall pay to Landlord the advance Base Rent described in Section 1.9. Base Rent for any period during the Term hereof which is for less than one month shall be prorated based upon the actual number of days of the calendar month involved. Base Rent and all other amounts payable to Landlord hereunder shall be payable to Landlord in lawful money of the United States at the address stated herein or to such other persons or at such other places as Landlord may designate in writing.

5. Adjustments in Rent (also referred to as "Additional Rent").

     5.1 Operating Expense Increases. Tenant shall pay to Landlord during the Term hereof, in addition to the Base Rent, Tenant's Share of the amount by which all Operating Expenses for each Comparison Year exceeds the amount of all Operating Expenses for the Base Year. If less than 95% of the rentable square feet in the Project is occupied by tenants or Landlord is not supplying services to 95% of the rentable square feet of the Project at any time during any calendar year (including the Base Year), Operating Expenses for such calendar year shall be an amount equal to the Operating Expenses which would normally be expected to be incurred had 95% of the Project's rentable square feet been occupied and had Landlord been supplying services to 95% of the Project's rentable square feet throughout such calendar year. Tenant's Share of Operating Expense increases shall be determined in accordance with the following provisions:

          (a) "Base Year" as used in this Section 5, shall mean the calendar year (January through December) set forth in Section 1.12. “Base Year Expenses” shall mean the Operating Expenses for the Base Year (as grossed up pursuant to Section 5.1 above).

          (b) "Tenant's Share" is defined as the percentage set forth in Section 1.11, which percentage has been determined by dividing the number of rentable square feet attributed to the Premises by the total number of rentable square feet in the Building and multiplying the resulting quotient by one hundred (100). In the event that the number of rentable square feet in the Building or the Premises changes, Tenant's Share shall be adjusted in the year the change occurs, and Tenant's Share for such year shall be determined on the basis of the days during such year that each Tenant's Share was in effect.

          (c) "Comparison Year" is defined as each calendar year during the Term of this Lease subsequent to the Base Year. "Comparison Expenses" are those Operating Expenses occurring during a Comparison Year, to be compared to Base Year Expenses. Tenant's Share of the Operating Expense increases for the last Comparison Year of the Term shall be prorated according to that portion of such Comparison Year as to which Tenant is responsible for a share of such increase.

          (d) "Operating Expenses" shall include all costs, expenses and fees incurred by Landlord in connection with or attributable to the Project, including but not limited to, the following items: (i) all costs, expenses and fees associated with or attributable to the ownership, management, operation, repair, maintenance, improvement, alteration and replacement of the Project, or any part thereof, including but not limited to, the following: (A) all surfaces, coverings, decorative items, carpets, drapes, window coverings, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, stairways, landscaped areas, striping, bumpers, irrigation systems, lighting facilities, building exteriors and roofs, fences and gates; (B) all heating, ventilating and air conditioning equipment ("HVAC"), plumbing, mechanical, electrical systems, life safety systems and equipment, telecommunication equipment, elevators, escalators, tenant directories, fire detection systems including sprinkler system maintenance and repair; (ii) the cost of trash disposal, janitorial services and security services and systems; (iii) the cost of all insurance purchased by Landlord and enumerated in Section 9 of this Lease, including any deductibles; (iv) the amount of the real property taxes to be paid by Landlord under Section 5.2 hereof; (v) the cost of water, sewer, gas, electricity, and other utilities available at the Project and paid by Landlord; (vi) the cost of labor, salaries and applicable fringe benefits incurred by Landlord; (vii) the cost of materials, supplies and tools used in managing, maintaining and/or cleaning the Project; (viii) the cost of accounting fees, management fees, legal fees and consulting fees attributable to the ownership, operation, management, maintenance and repair of the Project plus the cost of any space occupied by the property manager and leasing agent (if Landlord is the property manager, Landlord shall be entitled to receive a fair market management fee); (ix) the cost of replacing and/or adding improvements mandated by any law, statute, regulation or directive of any governmental agency and any repairs or removals necessitated thereby; (x) personal property taxes imposed upon the fixtures, machinery, equipment, furniture and personal property used in connection with the operation of the Project; (xi) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the payment or sharing of costs among property owners; and (xii) the cost of any other service provided by Landlord or any cost that is elsewhere stated in this Lease to be an "Operating Expense." Landlord shall have the right but not the obligation, from time to time, to equitably allocate some or all of the Operating Expenses among different tenants of the Project (the "Cost Pools"). Such Cost Pools may include, but shall not be limited to, the office space tenants of the Project and the retail space tenants of the Project.

          (e) Operating Expenses shall not include: (i) any expenses paid by any tenant directly to third parties, or as to which Landlord is otherwise reimbursed by any third party or by insurance proceeds; (ii) electricity required to be paid for by any tenant of the Project as described in Section 11.6 of the Lease; (iii) salaries for Landlord’s executives above the grade of building manager and/or any employee of Landlord not directly involved with the Project; (iv) costs associated with Landlord’s performance of work or services solely for the benefit of other tenant(s) and not for the benefit of the Tenant; (v) leasing commissions; (vi) interest and amortization payments on any mortgage or mortgages; (vii) debt service, ground lease payments, interest and depreciation and amortization of the Building or any equipment, machinery, fixtures or improvements therein except for amortization of capital improvements specifically permitted in the Lease; (viii) costs incurred to correct violations by Landlord of any law, rule, order or regulation which was in effect as of the date hereof; (ix) costs incurred by Landlord for capital improvements, except for the cost incurred for such capital improvements made: (a) to conform with laws (which are amended, become effective, or are interpreted or enforced differently after the date of this Lease; provided, however, all capital expenditures made in order to conform or comply with ADA shall be included in Operating Expenses); or (b) for the primary purpose of promoting safety or reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems; (x) any amounts which would otherwise be included in Operating Expenses paid to any person, firm or corporation related or otherwise affiliated with Landlord or any general partner, officer or director of Landlord or any of its general partners, to the extent same exceeds arms-length competitive prices paid in the Cedar Knolls, New Jersey area for the services or goods provided (i.e., that portion of the costs and expenses for such services that exceed the competitive rate shall not be included in Operating Expenses); and (xi) Landlord’s general corporate overhead and general and administrative expenses except as it relates specifically to the actual management of the Project.

          (f) If the cost incurred in making an improvement or replacing any equipment is not fully deductible as an expense in the year incurred in accordance with generally accepted accounting principles, the cost shall be amortized over the useful life of the improvement or equipment, as reasonably determined by Landlord, together with an interest factor of ten percent (10%) per annum on the unamortized cost of such item.

          (g) As soon as practicable after each calendar year, Landlord shall furnish Tenant with a statement (the "Statement") which shall show the Comparison Expenses for the preceding Comparison Year compared to the Base Year Expenses. Within thirty (30) days following the furnishing of such Statement: (1) Tenant shall pay to Landlord a sum (the "Expense Increase") equal to Tenant’s Share of the increase, if any, of the Operating Expenses for the preceding Comparison Year over the Base Year Expenses as determined by comparing the Comparison Expenses to the Base Year Expenses; (2) Tenant shall pay to Landlord a sum equal to one-twelfth (1/12th) of the Expense Increase multiplied by the number of months then elapsed commencing with the first day of the then current Comparison Year; (3) Tenant shall pay, in advance, one-twelfth (1/12th) of the Expense Increase with respect to the then current month and thereafter, each and every month, until a different Statement shall be submitted to Tenant as provided hereinabove. Notwithstanding the above, if the Landlord shall estimate that any Comparison Year’s Operating Expenses shall be in excess of those for the preceding Comparison Year, then the said monthly installments of Expense Increase shall be increased to an amount equal to Tenant’s Share of one-twelfth (1/12th) of Landlord’s estimate of said Comparison Expenses. If Tenant's payments under this Section 5.1(g) during said Comparison Year exceed Tenant's Share as indicated on the Statement, Tenant shall be entitled to credit the amount of such overpayment against Tenant's Share of Expense Increases next falling due. If Tenant's payments under this Section 5.1(g) during said Comparison Year were less than Tenant's Share as indicated on the statement, Tenant shall pay to Landlord the amount of the deficiency within thirty (30) days after delivery by Landlord to Tenant of the Statement. Landlord and Tenant shall forthwith adjust between them by cash payment any balance determined to exist with respect to that portion of the last Comparison Year for which Tenant is responsible for Expense Increases, notwithstanding that the Term of the Lease may have terminated before the end of such Comparison Year; and this provision shall survive the expiration or earlier termination of the Lease.

          (h) The computation of Tenant's Share of Operating Expense increases is intended to provide a formula for the sharing of costs by Landlord and Tenant and will not necessarily result in the reimbursement to Landlord of the exact costs it has incurred; provided, however, Tenant shall never be required to pay more than one hundred percent (100%) of its share of Operating Expenses actually incurred by Landlord during any calendar year.

          (i) If Tenant disputes the amount set forth in the Statement, Tenant shall have the right, at Tenant's sole expense, not later than one hundred twenty (120) days following receipt of such Statement, to cause Landlord's books and records in respect to the calendar year which is the subject of the Statement to be audited by a certified public accountant selected by Tenant and reasonably approved by Landlord. The audit shall take place at the offices of Landlord where its books and records are located (it being understood and agreed that such location shall be within fifty (50) miles of the Building) at a mutually convenient time during Landlord's regular business hours. Before conducting any audit, Tenant must pay the full amount of Operating Expenses billed. Tenant shall have no right to conduct an audit or to give Landlord notice that it desires to conduct an audit at any time Tenant is in default under the Lease. The accountant conducting the audit shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers. No subtenant shall have any right to conduct an audit, and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises.

Tenant's right to undertake an audit with respect to any calendar year shall expire one hundred twenty (120) days after Tenant's receipt of the Statement for such calendar year, and such Statement shall be final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct, at the end of such one hundred twenty (120) day period, unless prior thereto Tenant shall have given Landlord written notice of its intention to audit Operating Expenses for the calendar year which is the subject of the Statement. If Tenant gives Landlord notice of its intention to audit Operating Expenses, it must commence such audit within sixty (60) days after such notice is delivered to Landlord, and the audit must be completed within one hundred twenty (120) days after such notice is delivered to Landlord. If Tenant does not commence and complete the audit within such periods, the Statement which Tenant elected to audit shall be deemed final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct. If the parties agree to the results of such audit, Tenant's Share of Operating Expenses shall be appropriately adjusted based upon the results of such audit, and the results of such audit shall be final and binding upon Landlord and Tenant. If the parties do not agree upon the inclusion or amount of any Operating Expense charged by Landlord, the sole remedy of Tenant shall be to conduct an audit within the time specified in this Lease and, if still in disagreement with Landlord, to submit the matter to arbitration within thirty (30) days after completion of the audit to request an adjustment to any disputed Operating Expense item. In no event will this Lease be terminable nor shall Landlord be liable for damages based upon any disagreement regarding an adjustment of Operating Expenses. Tenant agrees that the results of any Operating Expenses audit shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity.

     5.2 Real Property Taxes.

          (a) Landlord shall pay the real property tax, as defined in Section 5.2(b), applicable to the Project, subject to reimbursement by Tenant of Tenant's Share of increases in such Taxes in accordance with the provisions of Section 5.1.

          (b) "Real property tax" shall include any form of real property tax or assessment, general, special, or otherwise, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax levied upon or with respect to the Building, the Project, and the Land, imposed upon or with respect to the Building, the Project, and the Land, imposed by Federal, State and/or local governments, as well as school districts and/or other taxing authorities (but shall not include income, franchise, capital stock, estate or inheritance taxes or taxes based upon receipts of rentals, unless the same be in substitution for or in lieu of a real property tax or assessment), and any personal property taxes imposed upon the fixtures, machinery, equipment. apparatus, systems and appurtenances in, upon or used in connection with the Building and the Project for the operation thereof. However, if, because of any change in the method of taxation of real property, any other or additional tax or assessment is imposed upon Landlord or upon or with respect to the Building, the Project, and/or the Land or the rents or income therefrom, in addition to or in substitution for, or in lieu of any tax or assessment which would otherwise be a real property tax, or personal property tax of the type referred to above, such other tax or assessment shall also be deemed a real property tax. As used herein, the term "real property tax" shall be deemed to include "real estate tax”.

          (c) Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or related to Tenant's use of the Premises. If any of Tenant's personal property shall be assessed with Landlord's real property, Tenant shall pay to Landlord the taxes attributable to Tenant within ten (10) days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant's property.

          (d) From time to time Landlord may challenge the assessed value of the Project as determined by applicable taxing authorities and/or Landlord may attempt to cause the real property taxes to be reduced on other grounds. If Landlord is successful in causing the real property taxes to be reduced or in obtaining a refund, rebate, credit or similar benefit (hereinafter collectively referred to as a "reduction"), Landlord shall, to the extent practicable, credit the reduction(s) to real property taxes for the calendar year to which a reduction applies and recalculate the Expense Increases owed by Tenant for years after the year in which the reduction applies based on the reduced real property taxes (if a reduction applies to Tenant's Base Year, the Base Year Expenses shall be reduced by the amount of the reduction and Tenant's Share of Expense Increases shall be recalculated for all Comparison Years following the year of the reduction based on the lower Base Year amount). All reasonable costs incurred by Landlord in obtaining the real property taxes reductions shall be considered an Operating Expense and Landlord shall determine, in its sole discretion to which years any reductions will be applied. In addition, all reasonable accounting and related costs incurred by Landlord in calculating new Base Years for tenants and in making all other adjustments shall be an Operating Expense.

6. Security Deposit. Tenant shall deliver to Landlord at the time it executes this Lease the security deposit set forth in Section 1.10 as security for Tenant's faithful performance of Tenant's obligations hereunder. If Tenant fails to pay Base Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord may use all or any portion of said deposit for the payment of any Base Rent or other charge due hereunder, to pay any other sum to which Landlord may become obligated by reason of Tenant's default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of said deposit, Tenant shall within ten (10) days after written demand therefor deposit cash with Landlord in an amount sufficient to restore said deposit to its full amount. Landlord shall not be required to keep said security deposit separate from its general accounts. If Tenant performs all of Tenant's obligations hereunder, said deposit, or so much thereof as has not heretofore been applied by Landlord, shall be returned, without payment of interest or other amount for its use, to Tenant (or, at Landlord's option, to the last assignee, if any, of Tenant's interest hereunder) at the expiration of the Term hereof, and after Tenant has vacated the Premises. No trust relationship is created herein between Landlord and Tenant with respect to said security deposit. Tenant acknowledges that the security deposit is not an advance payment of any kind or a measure of Landlord's damages in the event of Tenant's default.

See Addendum Paragraph 1

7. Use.

     7.1 Use. The Premises shall be used and occupied only for the purpose set forth in Section 1.5 and for no other purpose. If Section 1.5 gives Tenant the right to use the Premises for general office use, by way of example and not limitation, general office use shall not include medical office use or any similar use, laboratory use, classroom use, any use not characterized by applicable zoning and land use restrictions as general office use, or any use which would require Landlord or Tenant to obtain a conditional use permit or variance from any federal, state or local authority. No exclusive use has been granted to Tenant hereunder.

     7.2 Compliance with Law. Notwithstanding any permitted use inserted in Section 1.5, Tenant shall not use the Premises for any purpose which would violate the Project's certificate of occupancy, any conditional use permit or variance applicable to the Project or violate any covenants, conditions or other restrictions applicable to the Project. Tenant shall, at Tenant's expense, promptly comply with all applicable laws, ordinances, rules, regulations, orders, certificates of occupancy, conditional use permits, variances, covenants and restrictions of record, and requirements of any fire insurance underwriters, rating bureaus or government agencies, now in effect or which may hereafter come into effect, whether or not they reflect a change in policy from that now existing, during the Term or any part of the Term hereof, relating in any manner to the Premises and the occupation and use by Tenant of the Premises except that Tenant shall not be required to perform any alterations or installations in the Premises necessitated thereby unless required by reason of Tenant’s particular use of the Premises or a modification of the Premises by Tenant. Unless Tenant is required to perform any such alterations or installations because of its particular use of the Premises or a modification of the Premises, then any such alterations or installations shall be performed by Landlord and shall be reimbursed by Tenant in accordance with Section 5.1 above (including, without limitation, the amortization of any alterations or improvements which are capital in nature as provided in Section 5.1). Tenant shall conduct its business and use the Premises in a lawful manner and shall not use or permit the use of the Premises or the Common Areas in any manner that will tend to create waste or a nuisance or shall tend to disturb other occupants of the Project. Tenant shall obtain, at its sole expense, any permit or other governmental authorization required to operate its business from the Premises. Landlord shall not be liable for the failure of any other tenant or person to abide by the requirements of this section or to otherwise comply with applicable laws and regulations, and Tenant shall not be excused from the performance of its obligations under this Lease due to such a failure. Landlord warrants to Tenant that, to the best of Landlord's knowledge, the Building, in the state existing on the date this Lease is executed by Landlord and Tenant, but without regard to alterations or improvements to be made by Tenant or the use for which Tenant will occupy the Premises, does not violate any covenants or restrictions of record, or any applicable building code, regulation or ordinance in effect on such date. To the extent that the Landlord receives any notice from a governmental entity that the Common Areas of the Building are in violation of any requirement of the Americans with Disabilities Act ("ADA") and the Landlord is obligated pursuant to a final determination to undertake action in order to comply with ADA, then in such event Landlord agrees to undertake such remedial action. If such requirement was in effect as of the date hereof and such violation existed as of the date hereof, Landlord shall be responsible for the cost of curing such violation. If such requirement was not in effect as of the date hereof or such violation did not exist as of the date hereof, then the cost of curing such violation shall be included in Operating Expenses. To the extent that such notice requires action with regard to Tenant's particular use of the Premises (including, without limitation, in connection with any alterations, improvements or additions made to the Premises by or on behalf of Tenant), Tenant shall be obligated to undertake such action at Tenant's sole cost and expense. Tenant shall be solely responsible, at Tenant's sole cost and expense, for complying with all requirements of the ADA which relate to the interior of the Premises.

     7.3 Condition of Premises. Except as otherwise provided in this Lease, Tenant hereby accepts the Premises and the Project in their condition existing as of the date this Lease is executed by Landlord and Tenant, subject to all applicable federal, state and local laws, ordinances, regulations and permits governing the use of the Premises, the Project's certificate of occupancy, any applicable conditional use permits or variances, and any easements, covenants or restrictions of record affecting the use of the Premises or the Project. Tenant shall comply with all federal, state and local laws and regulations governing occupational safety and health at Tenant's sole cost and expense. Tenant acknowledges that it has satisfied itself by its own independent investigation that the Premises and the Project are suitable for its intended use, and that neither Landlord nor Landlord's agents has made any representation or warranty as to the present or future suitability of the Premises, or the Project for the conduct of Tenant's business.

8. Maintenance, Repairs and Alterations.

     8.1 Landlord's Obligations. Landlord shall keep the Project (excluding the interior of the Premises and space leased to other occupants of the Project) in good condition and repair, including without limitation, any necessary repairs and replacements to (i) exterior walls, windows and doors, roof, floor slabs, structural elements of the Project, and (ii) the Common Areas, including all heating, life-safety, plumbing, ventilating, air-conditioning, electrical and mechanical systems serving the Common Areas, all subject to reimbursement permitted by Section 5.1 hereinabove. If plumbing pipes, electrical wiring, HVAC ducts or vents within the Premises are in need of repair, Tenant shall advise Landlord (telephonically or otherwise), and Landlord shall cause the repairs to be completed within a reasonable time, and, unless necessitated by the negligent or intentional acts of Tenant, its agents, employees or contractors, the entire cost of the repairs shall be considered an Operating Expense and, unless expressly excluded pursuant to Section 5.1, reimbursed in accordance with Section 5.1 herein. Except as provided in Section 9.3, there shall be no abatement of rent or liability to Tenant on account of any injury or interference with Tenant's business with respect to any improvements, alterations or repairs made by Landlord to the Project or any part thereof. Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord's expense or to terminate this Lease because of Landlord's failure to keep the Project in good order, condition and repair. All repairs and maintenance required to be performed by Landlord pursuant to this Section 8.1 or elsewhere in this Lease shall be performed in a manner consistent with the services provided in similar buildings of the same age and quality and which are centrally located in the Cedar Knolls, New Jersey area. Nothing in this Section 8.1 shall be deemed to be a waiver of Tenant’s right to a claim of constructive eviction.

     8.2 Tenant's Obligations.

          (a) Subject to the requirements of Section 8.3 and except as otherwise provided in Section 8.1 above, Tenant shall be responsible for payment of the cost of keeping the Premises in good condition and repair, and if Landlord makes any repairs to the Premises, except as provided in Section 8.1 above, the cost thereof shall be paid by Tenant to Landlord. Tenant shall be responsible for the cost of painting, repairing or replacing wall coverings, and the cost of repairing or replacing any improvements made to the Premises by Landlord or Tenant. Upon reasonable notice to Tenant, Landlord may, but shall not be obligated to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or to any equipment located therein as Landlord deems necessary, in its reasonable discretion.

          (b) Tenant is responsible for the maintenance of the lighting fixtures in the Premises. At the option of Tenant, Landlord agrees to sell to Tenant, replacement parts for the lighting fixtures, including lamps, ballasts, starters, lenses and grills used in the Premises. In addition, if Landlord provides replacement part installation and/or repair work, then in said event, Tenant shall pay Landlord the cost of installation thereof.

          (c) On the last day of the Term hereof, or on any sooner termination, Tenant shall surrender the Premises to Landlord in the same condition as received, ordinary wear and tear excepted, clean and free of debris and Tenant's personal property. Tenant shall repair any damage to the Premises occasioned by the installation or removal of Tenant's trade fixtures, furnishings and equipment. Except as otherwise stated in this Lease, Tenant shall leave the power panels, electrical distribution systems, lighting fixtures, HVAC, window coverings, wall coverings, carpets, wall paneling, ceilings and plumbing at the Premises and in good operating condition.

     8.3 Alterations and Additions.

          (a) Tenant shall not, without Landlord's prior written consent, which may be given or withheld in Landlord's sole discretion, make any alterations, improvements, additions, utility installations or repairs (hereinafter collectively referred to as "Alterations") in, on or about the Premises or the Project. As used in this Lease, the term "utility installation" shall mean carpeting or other floor covering, window and wall coverings, power panels, electrical distribution systems, lighting fixtures, telephone or computer system wiring, HVAC and plumbing. At the expiration of the Term, Landlord may require the removal of any Alterations installed by Tenant and the restoration of the Premises and the Project to their prior condition, at Tenant's expense. To the extent Landlord's consent is required pursuant to this Section, at the written request of Tenant, Landlord agrees to notify Tenant concurrently with Landlord's approval of such Alteration whether or not Landlord will require Tenant to remove such Alteration at the end of the Term. If a work letter agreement is entered into by Landlord and Tenant, Tenant shall not be obligated to remove the tenant improvements constructed in accordance with the work letter agreement. Should Landlord permit Tenant to make its own Alterations, Tenant shall use only such contractor as has been expressly approved by Landlord, and Landlord may require Tenant to provide to Landlord, at Tenant's sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alterations, to insure Landlord against any liability for mechanic's and materialmen's liens and to insure completion of the work. Should Tenant make any Alterations without the prior approval of Landlord, or use a contractor not expressly approved by Landlord, Landlord may, at any time during the Term of this Lease, require that Tenant remove all or part of the Alterations and return the Premises to the condition it was in prior to the making of the Alterations. In the event Tenant makes any Alterations, Tenant agrees to obtain or cause its contractor to obtain, prior to the commencement of any work, "builders all risk" insurance in an amount approved by Landlord and workers compensation insurance. Notwithstanding anything to the contrary contained herein, Landlord will not unreasonably withhold, condition or delay its consent to any non-structural Alterations provided that Tenant otherwise complies with the provisions of this Section 8.3 and that (i) such Alterations are not visible from the exterior of the Premises, and (ii) such Alterations do not adversely affect any of the Building systems or structure. Furthermore, Tenant shall have the right to make cosmetic, non-structural Alterations (consisting of painting, carpeting, wall papering only) (hereinafter, “Cosmetic Alterations”) to the Premises without obtaining Landlord's prior written consent, provided that Tenant has given Landlord prior written notice of its intention to make such Alterations and that Tenant otherwise complies with the provisions of this Section 8.3. For purposes of the Lease, it shall be deemed reasonable for Landlord: (i) to require Tenant to perform Alterations during non-business hours if such Alterations will create unreasonable noise, noxious fumes or otherwise interfere with the quiet enjoyment of the other tenants in the Building, and (ii) to require Tenant to perform Alterations in accordance with a reasonable schedule approved by the manager of the Building.

          (b) Any Alterations in or about the Premises that Tenant shall desire to make shall be presented to Landlord in written form, with plans and specifications which are sufficiently detailed to obtain a building permit. If Landlord consents to an Alteration, the consent shall be deemed conditioned upon Tenant acquiring a building permit from the applicable governmental agencies, furnishing a copy thereof to Landlord prior to the commencement of the work, and compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. Tenant shall provide Landlord with as-built plans and specifications for any Alterations made to the Premises.

          (c) Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanic's or materialmen's lien against the Premises or the Project, or any interest therein. If Tenant shall, in good faith, contest the validity of any such lien, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to such contested lien claim or demand indemnifying Landlord against liability arising out of such lien or claim. In addition, Landlord may require Tenant to pay Landlord's reasonable attorneys' fees and costs in participating in such action.

          (d) Tenant shall give Landlord not less than five (5) business days' advance written notice prior to the commencement of any work in the Premises by Tenant, and Landlord shall have the right to post notices of non-responsibility in or on the Premises or the Project as provided by law.

          (e) All Alterations (whether or not such Alterations constitute trade fixtures of Tenant) which may be made to the Premises by Tenant shall be made and done in a good and workmanlike manner and with new materials satisfactory to Landlord and shall be the property of Landlord and remain upon and be surrendered with the Premises at the expiration of the Lease Term, unless Landlord requires their removal pursuant to Section 8.3(a). Provided Tenant is not in default, notwithstanding the provisions of this Section 8.3(e), Tenant's personal property and equipment, other than that which is affixed to the Premises so that it cannot be removed without material damage to the Premises or the Project, shall remain the property of Tenant and may be removed by Tenant subject to the provisions of Section 8.2(b).

     8.4 Failure of Tenant to Remove Property. If this Lease is terminated due to the expiration of its Term or otherwise, and Tenant fails to remove its property as required by Section 8.2(b), in addition to any other remedies available to Landlord under this Lease, and subject to any other right or remedy Landlord may have under applicable law, Landlord may remove any property of Tenant from the Premises and store the same elsewhere at the expense and risk of Tenant and at any time (before or after Landlord stores said property), Landlord may sell any or all such property at public or private sale, in such a manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant. Landlord shall apply the proceeds of such sale: first, to the cost and expenses of the sale, including reasonable attorneys' fees actually incurred; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under this Lease; and fourth, the balance, if any, to Tenant.

9. Insurance.

     9.1 Insurance-Tenant.

          (a) During the Term of the Lease and at such other times as Tenant occupies the Premises, Tenant shall keep in force at its expense "comprehensive general liability" insurance including an ISO broad form endorsement or its equivalent with respect to the Premises with limits of not less than Three Million Dollars ($3,000,000) combined single limit or such higher amount as Landlord may reasonably require in writing from time to time. The insurance shall cover liability arising out of Tenant's operations and liability arising out of work performed at the Premises by other persons on behalf of Tenant, and shall specifically include the contractual liability assumed by Tenant under this Lease. Such coverage, if written on a claims-made basis, must provide for a retroactive date which is prior to the date Tenant occupies the Premises, and the same retroactive date shall continue during the entire Term of this Lease.

          (b) Tenant will also maintain "all risk" extended coverage property insurance written on a one hundred percent (100%) replacement cost basis on Tenant's personal property, all tenant improvements installed at the Premises by Landlord or Tenant, Tenant's trade fixtures and other property. Such policies shall provide protection against any peril included within the classification "fire and extended coverage," against vandalism and malicious mischief, theft, sprinkler leakage and flood damage. If this Lease is terminated as the result of a casualty in accordance with Section 10, the proceeds of said insurance attributable to the replacement of all tenant improvements at the Premises shall be paid to Landlord.

          (c) Tenant shall, at all times during the Term hereof, maintain in effect workers' compensation insurance as required by applicable law (but not less than $1,000,000) and business interruption and extra expense insurance satisfactory to Landlord. In addition, Tenant shall maintain in effect during the Term hereof a policy of automobile liability insurance with bodily injury limits of $500,000 per person, $1,000,000 per accident, and $100,000 per accident for property damage.

     9.2 Insurance-Landlord.

          (a) Landlord shall obtain and keep in force a policy of comprehensive general liability insurance with coverage against such risks and in such amounts as Landlord deems advisable insuring Landlord against liability arising out of the ownership, operation and management of the Project.

          (b) Landlord shall also obtain and keep in force during the Term of this Lease a policy or policies of "all risk" insurance covering loss or damage to the Project in the amount of not less than the full replacement cost thereof (less foundations and footings), as determined by Landlord from time to time. The terms and conditions of said policies and the perils and risks covered thereby shall be determined by Landlord, from time to time, in Landlord's sole discretion. In addition, at Landlord's option, Landlord shall obtain and keep in force, during the Term of this Lease, a policy of rental interruption insurance, with loss payable to Landlord, which insurance shall, at Landlord's option, also cover all Operating Expenses. Tenant will not be named as an additional insured in any insurance policies carried by Landlord and shall have no right to any proceeds therefrom. At Landlord's option, Landlord may obtain insurance coverages and/or bonds related to the operation of the parking areas. At Landlord's option, Landlord may obtain coverage for flood and earthquake damages. In addition, Landlord shall have the right to obtain such additional insurance as is customarily carried by owners or operators of other comparable office buildings in the geographical area of the Project. The policies purchased by Landlord shall contain such deductibles as Landlord may determine. In addition to amounts payable by Tenant in accordance with Section 5, Tenant shall pay any increase in the property insurance premiums for the Project over what was payable immediately prior to the Commencement Date to the extent the increase is specified by Landlord's insurance carrier as being caused by the nature of Tenant's occupancy or any act or omission of Tenant.

     9.3 Insurance Policies. On or before the date on which this Lease has been executed by Tenant, Tenant shall deliver to Landlord copies of the certificates of insurance required under Section 9.1, and Landlord shall have the right to approve the terms and conditions of said policies. Tenant's insurance policies shall not be cancelable or subject to reduction of coverage or other modification except after thirty (30) days prior written notice to Landlord. Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with renewals thereof. Tenant's insurance policies shall be issued by insurance companies authorized to do business in the state in which the Project is located, with a general policyholders rating of not less than "A" and a financial rating of not less than "Class X," as rated in the most recent edition of "Best Insurance Reports." Tenant's insurance policies shall be issued as primary policies and not contributing with and not in excess of coverage which Landlord may carry. Landlord, and at Landlord's option the holder of any mortgage or deed of trust encumbering the Project, shall be named as an additional insured on all insurance policies Tenant is obligated to obtain by Section 9.1 above. Tenant's insurance policies shall not include deductibles in excess of Five Thousand Dollars ($5,000).

     9.4 Waiver of Subrogation. Tenant and Landlord each hereby release and relieve the other, and waive their entire right of recovery against the other, for direct or consequential loss or damage arising out of or incident to the perils covered by insurance carried by such party (or required to be carried by such party by this Lease) to the extent of the insurance proceeds actually received, whether due to the negligence of Landlord or Tenant or their agents, employees, contractors and/or invitees. Landlord and Tenant shall each cause the insurance policies they obtain in accordance with this Section 9 to provide that the insurance company waives all right of recovery by subrogation against either party in connection with any damage covered by any policy.

     9.5 Coverage. Landlord makes no representation to Tenant that the limits or forms of coverage specified above or approved by Landlord are adequate to insure Tenant's property or Tenant's obligations under this Lease, and the limits of any insurance carried by Tenant shall not limit its obligations under this Lease.

10. Damage or Destruction.

     10.1 Effect of Damage or Destruction. If all or part of the Project is materially damaged (as defined in Section 10.2 below) by fire, earthquake, flood, explosion, the elements, riot or any other casualty, Landlord shall have the right in its sole and complete discretion to repair or to rebuild the Project or to terminate this Lease. Landlord shall use commercially reasonable efforts to, within sixty (60) days but in no event later than ninety (90) days after the occurrence of such damage, notify Tenant in writing of Landlord's intention to repair or to rebuild or to terminate this Lease. If Landlord elects to terminate, Landlord shall provide Tenant at least ninety (90) days’ prior notice of the date of termination. In all other events of damage or casualty to the Project, Landlord shall repair and restore such damage to the Premises and/or the Project, as the case may be, substantially to their condition existing prior to the damage.

With respect to restoration of the Premises, subject to the other provisions of this Lease, Landlord shall restore the Premises using Building standard tenant improvements commensurate to those existing on the Commencement Date. Tenant shall in no event be entitled to compensation or damages on account of annoyance or inconvenience in making any repairs, or on account of construction, or on account of Landlord's election to terminate this Lease. Notwithstanding the foregoing, if Landlord shall elect to rebuild or repair the Project, but in good faith determines that the Project cannot be rebuilt or repaired within two hundred seventy (270) days after the date of the occurrence of the damage, without payment of overtime or other premiums, and the damage to the Project has rendered the Premises unusable, Landlord shall notify Tenant thereof in writing at the time of Landlord's election to rebuild or repair, and Tenant shall thereafter have a period of thirty (30) days within which Tenant may elect to terminate this Lease, upon written notice to Landlord. Tenant's termination right described in the preceding sentence shall not apply if the damage was caused by Tenant's negligence or willful misconduct. Failure of Tenant to exercise said election within said period shall constitute Tenant's agreement to accept delivery of the Premises under this Lease whenever tendered by Landlord, provided Landlord thereafter pursues reconstruction or restoration diligently to completion, subject to delays beyond Landlord's reasonable control; provided further, however, in the event Landlord pursues reconstruction or restoration of the Project and such reconstruction and restoration is not substantially complete due to delays within Landlord’s control within two hundred seventy (270) days after the date of the occurrence of the damage, then Tenant shall have a further right to terminate this Lease upon written notice to Landlord, so long as Tenant’s written notice is delivered to Landlord prior to Landlord’s delivery of the Premises substantially completed to Tenant. If Landlord is unable to repair the damage to the Premises or the Project during such two hundred seventy (270) day period due to a Force Majeure Event, the two hundred seventy (270) day period shall be extended by the period of delay caused by the Force Majeure Event.

     10.2 Definition of Material Damage. The damage shall be deemed material if, in Landlord's reasonable judgment, the uninsured cost of repairing the damage will exceed Two Hundred Fifty Thousand Dollars ($250,000.00). If insurance proceeds are available to Landlord in an amount which is sufficient to pay the entire cost of repairing all of the damage to the Project, the damage shall be deemed material if the cost of repairing the damage exceeds Five Hundred Thousand Dollars ($500,000.00). Damage to the Project shall also be deemed material if (a) the Project cannot be repaired to substantially the same condition it was in prior to the damage due to laws or regulations in effect at the time the repairs will be made, (b) the holder of any mortgage or deed of trust encumbering the Project requires that insurance proceeds available to repair the damage in excess of Twenty-Five Thousand Dollars ($25,000) be applied to the repayment of the indebtedness secured by the mortgage or the deed of trust, or (c) the damage occurs during the last twelve (12) months of the Lease Term.

     10.3 Abatement of Rent. If all or part of the Premises will be unusable or inaccessible to Tenant in the ordinary conduct of its business until the damage is repaired or until the Lease is terminated pursuant to Section 10.1 above, and the damage was not caused by the negligence or willful misconduct of Tenant or its employees, agents, contractors or invitees, Tenant's Base Rent and Tenant's Share of Operating Expense increases shall be abated in proportion to the amount of the Premises which is unusable or inaccessible to Tenant in the ordinary conduct of its business until the repairs are completed.

     10.4 Tenant's Negligence. If such damage or destruction occurs as a result of the negligence or willful misconduct of Tenant or Tenant's employees, agents, contractors or invitees, and the proceeds of insurance which are actually received by Landlord are not sufficient to repair all of the damage, Tenant shall pay, at Tenant's sole cost and expense, to Landlord upon demand, the difference between the cost of repairing the damage and the insurance proceeds received by Landlord.

     10.5 Tenant's Property. Landlord shall not be required to repair any injury or damage to, or to make any repairs or replacements of, any fixtures, furniture, equipment or tenant improvements installed in the Premises (except as provided in Section 10.1 above), and Tenant shall repair and restore all such property at Tenant's sole expense.

     10.6 Waiver. Landlord and Tenant hereby waive the provisions of any statutes which relate to the termination of leases when leased property is damaged or destroyed and agree that such event shall be governed by the terms of this Lease.

11. Services Provided by Landlord. Landlord shall furnish, without charge to Tenant (except where otherwise specified herein), the following services ("Building Services"):

     11.1 Air-Conditioning. Air-conditioning during Business Hours on Business Days (as those terms are hereinafter defined) when, in the reasonable judgment of Landlord, it may be required for the comfortable occupancy of the Premises. At other times during Business Hours on Business Days, Landlord shall provide ventilation for the Premises. Tenant at all times agrees to cooperate fully with Landlord and to abide by all regulations and requirements which Landlord may reasonably prescribe, for the proper functioning and protection of its heating, ventilating and air-conditioning systems. Landlord shall have free access to any and all mechanical installations of Landlord, including but not limited to: air-conditioning, fans, ventilating and machine rooms and electrical closets; and Tenant agrees that there shall be no construction of partitions or other obstructions which might interfere with Landlord’s equipment to or from the enclosures containing said installations. Tenant agrees that Tenant, its agents, employees or contractors shall not at any time enter the said enclosures or tamper with, adjust, touch or otherwise in any manner, affect Landlord’s said mechanical installations.

     11.2 Heat. Heat, when and as required by law and/or when in the reasonable judgment of Landlord, it may be required for the comfortable occupancy of the Premises, on Business Days during Business Hours.

     11.3 Water. Cold and hot water at standard building temperatures to all lavatories, public or private, for ordinary drinking, cleaning, sanitary and lavatory purposes.

     11.4 Janitorial and Maintenance Services. Janitorial and maintenance services for the Premises as defined in Exhibit E, provided the Premises are kept in reasonable order by Tenant. Tenant shall pay to Landlord the cost incurred by Landlord, for the removal of any of Tenant’s refuse and rubbish which exceeds by quantity and nature, the daily refuse and rubbish that might otherwise result from the daily use of such premises as offices. Bills for the such additional cost shall be rendered by Landlord to Tenant and shall be due and payable when rendered; and the amount of such bills shall be deemed to be, and shall be paid as, Additional Rent. Alternately, Tenant shall use Landlord’s contractors or employees, at the option of Landlord, for the removal of such excess rubbish and refuse and Tenant agrees to pay reasonable charges therefor.

     11.5 Elevators. Automatic (non-attended) elevator facilities during Business Hours on Business Days and at least one (1) automatic elevator available at all other times.

     11.6 Electricity.

          (a) Electric current, with the understanding, however, that the Base Rent does not include the cost of electricity consumed by Tenant in the Premises; and Tenant shall, in addition to the Base Rent, be required to pay an Electric Energy Charge as a condition for the Landlord to provide electric current to the Premises. The Premises shall be separately checkmetered for Tenant’s electrical use and, during the Term hereof, Tenant shall be obligated to reimburse Landlord for the Electric Energy Charge as Additional Rent based on Tenant’s usage of electricity as measured by said checkmeter within twenty (20) days following Landlord’s invoice therefor.

          (b) For the purposes hereof, energy adjustment charges, fuel adjustment charges, and any other charge of, or factor upon which, the public utility company supplying electricity fixes or determines charges or rates, shall be deemed included in determining and computing the "rate" or charges for such electric current. If any tax or other charge is imposed upon Landlord’s receipt from the sale or resale of electric energy to Tenant by any federal, state or municipal authority, Tenant covenants and agrees that, where permitted by law, Tenant’s pro rata share of such taxes or other charges shall be passed on to and paid by Tenant to Landlord.

          (c) Except as expressly provided in Section 11.10 below, Landlord shall not in any way be responsible or liable to Tenant at any time for any loss, damage or expense resulting from any change in the quantity or character of the electric service or for its being no longer suitable for Tenant’s requirements or from any cessation or interruption of the supply or current; nor shall any such loss, damage or expense, or non-supply of electric service or current in any way affect the tenancy or in any way relieve Tenant of any obligation under the terms of this Lease.

          (d) Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity provided by Landlord pursuant to this Section 11.6. Tenant shall make no changes, alterations, additions, substitutions ("Changes") to any risers, conduits, meters, panel boxes, switch gear, wiring, or any other part of the electric service without the express prior written consent of Landlord. Any Changes requested by Tenant shall be sent in writing to Landlord; and if, in the reasonable judgment of Landlord, such Changes will not cause or create a dangerous or hazardous condition or damage or injury to the Building, or entail excessive or unreasonable alterations or repairs, or interfere with or disturb other tenants or occupants and/or the electrical service then or thereafter to be supplied to tenants or occupants, Landlord will, at the sole cost and expense of Tenant, make such Changes. Tenant covenants and agrees to pay Landlord for such costs and expenses as additional rent, upon the rendition of a bill indicating the amount due therefor.

          (e)  (i) Landlord reserves the right to terminate the furnishing of electricity to the Premises at any time, upon no less than ninety (90) days’ written notice to the Tenant, in which event, Tenant shall make immediate application directly to the utility company servicing the Building for the Tenant’s entire separate supply of electric current; and Landlord shall permit its risers, wires, conduits and other electrical equipment, to the extent available and safely capable, to be used for such purpose. Any meters, and additional risers, wires, conduits and equipment or connections necessary to enable Tenant to obtain electric current directly from such utility company shall be installed at Tenant’s sole cost and expense if the termination of Landlord’s service is legally required; otherwise, they shall be installed at Landlord’s sole cost and expense, and in compliance with all applicable laws, ordinances and regulations and requirements of insurance companies and fire underwriters.

               (ii) No alterations, modifications or changes shall be made by the Tenant to any meters, risers, conduits or other equipment or connections in the Building in a manner which would cause damage to the Building or interfere with the use, enjoyment, occupancy or possession of the Building by Landlord and its other tenants. Rigid conduit only, or such other type as may be specified by Landlord, will be allowed.

               (iii) Tenant’s liability for the Electric Energy Charge provided for in this Lease shall terminate as of the date of discontinuance by Landlord of the supplying of electric current, but this Lease shall otherwise remain in full force and effect. Unless required by law, however, Landlord shall not discontinue furnishing electricity to the Premises until after Tenant shall have commenced receiving its electricity directly from the utility company unless Tenant shall have failed to make such arrangements with due diligence.

     11.7 Building Services on Non-Business Days or Non-Business Hours.

          (a) Tenant acknowledges that Landlord is only required to provide the Building Services specified in Sub-sections 11.1 through 11.6 hereinabove only during Business Hours on Business Days and in addition, access to electricity, water and one (1) automatic elevator, during Non-Business Hours on Non-Business Days as well. Anything to the contrary notwithstanding, Landlord shall provide Tenant reasonable access to the Common Areas of the Project and Building and to the Premises, twenty-four (24) hours a day, seven (7) days per week, subject to such security procedures, restrictions and regulations which Landlord may reasonably promulgate.

          (b) Landlord shall use its best efforts to provide HVAC to Tenant at times other than those set forth above subject to (i) the payment by Tenant of Landlord's standard charge, as determined by Landlord from time to time, in Landlord's reasonable discretion, for after hours HVAC and (ii) Tenant providing to Landlord at least one (1) Business Day's advance written notice of Tenant's need for Non-Business Hours and/or Non-Business Day HVAC service. As of the date of this Lease, and subject to future increases, the standard charge for after hours HVAC is Fifty-Five Dollars ($55.00) per hour (subject to increase by the same percentage of the increase in electrical charges) with a four (4) hour minimum if Tenant’s after hours use of the HVAC is not continuous in any one (1) day. For purposes hereof “continuous in any one (1) day” shall mean uninterrupted weekday service (not including weekends and holidays). For example, if Tenant requests after hours use of the HVAC between 6:00 p.m. and 8:00 p.m. on a non-holiday Tuesday, then the four (4) hour minimum shall not apply and Tenant shall be charged for two (2) hours of after hours use of the HVAC. Alternatively, if Tenant requests after hours use of the HVAC between 10:00 a.m. and 12:00 p.m. on a Sunday, Tenant shall be charged for the minimum amount of four (4) hours of after hours use of the HVAC. Tenant shall pay all after hours HVAC charges to Landlord within twenty (20) days after Landlord bills Tenant for said charges.

     11.8 Definition of Business Days and Business Hours of Building Services. "Business Days" as defined herein, shall be Monday through Friday from 8:00 A.M. to 6:00 PM and Saturdays from 8:00 A.M. to 1:00 P.M., excluding all days observed as non-working (vacation) holidays by the State and/or Federal government ("Holidays"). "Business Hours" as defined herein, shall mean 8:00 A.M. and 6:00 P.M. on Monday through Friday, excluding Holidays, and Saturday, from 8:00 A.M. to 1:00 P.M., excluding Holidays.

     11.9 Excess Usage by Tenant. Notwithstanding the use set forth in Section 1.5 and/or Section 11 and its sub-sections, Tenant shall not use Building utilities or services in excess of those used by the average office building tenant using its premises for ordinary office use. Tenant shall not install at the Premises office machines, lighting fixtures or other equipment which will generate above average heat, noise or vibration at the Premises or which will adversely effect the temperature maintained by the HVAC system. If Tenant does use Building utilities (i.e. electricity) or services in excess of those used by the average office building tenant, Landlord shall have the right, in addition to any other rights or remedies it may have under this Lease, to (a) at Tenant's expense, install separate metering devices at the Premises, and to charge Tenant for its usage, (b) require Tenant to pay to Landlord all costs, expenses and damages incurred by Landlord as a result of such usage, and (c) require Tenant to stop using excess utilities or services.

     11.10 Interruptions. Tenant agrees that Landlord shall not be liable to Tenant for its failure to furnish utilities or other Building Services when such failure is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control, and such failures shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for loss of property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the Building Services or utilities as set forth in this Section 11 and its sub-sections. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease. Notwithstanding anything contained herein to the contrary, if any interruption of utilities or services caused by Landlord’s gross negligence or willful misconduct shall continue for more than ten (10) consecutive business days and shall render all or any portion of the Premises unusable for the normal conduct of Tenant's business, and if Tenant does not in fact use or occupy such portion of the Premises, then all Base Rent and additional rent payable hereunder with respect to such portion of the Premises which Tenant does not occupy shall be abated from and after the eleventh (11th) consecutive business day until full use of such portion of the Premises is restored to Tenant. Nothing in this Section 11.10 shall be deemed to be a waiver of Tenant’s right to a claim of constructive eviction if such interruption or failure is caused by the gross negligence or willful misconduct of Landlord.

     11.11 Services Exclusive to Tenant. Tenant shall pay for all water, gas, heat, electricity, telephone and other utilities and services supplied and/or metered exclusively to the Premises or to Tenant, together with any taxes thereon. If any such services are not separately metered to the Premises, Tenant shall pay, at Landlord's option, either Tenant's Share or a reasonable proportion to be determined by Landlord of all charges jointly metered with other premises in the Project.

12. Assignment and Subletting.

     12.1 Landlord's Consent Required. Tenant shall not voluntarily or by operation of law assign, transfer, hypothecate, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant's interest in this Lease or in the Premises (hereinafter collectively a "Transfer"), without Landlord's prior written consent, which shall not be unreasonably withheld. Landlord shall respond to Tenant's written request for consent hereunder within twenty (20) days after Landlord's receipt of the written request from Tenant. Any attempted Transfer without such consent shall be void and shall constitute a material default and breach of this Lease. Tenant's written request for Landlord's consent shall include, and Landlord's twenty (20) day response period referred to above shall not commence, unless and until Landlord has received from Tenant, all of the following information: (a) financial statements for the proposed assignee or subtenant for the past three (3) years prepared in accordance with generally accepted accounting principles, (b) federal tax returns for the proposed assignee or subtenant for the past three (3) years, (c) a TRW credit report or similar report on the proposed assignee or subtenant, (d) a detailed description of the business the assignee or subtenant intends to operate at the Premises, (e) the proposed effective date of the assignment or sublease, (f) a copy of the proposed sublease or assignment agreement which includes all of the terms and conditions of the proposed assignment or sublease, and (g) a detailed description of any ownership or commercial relationship between Tenant and the proposed assignee or subtenant. If the obligations of the proposed assignee or subtenant will be guaranteed by any person or entity, Tenant's written request shall not be considered complete until the information described in (a), (b) and (c) of the previous sentence has been provided with respect to each proposed guarantor. "Transfer" shall also include the transfer (a) if Tenant is a corporation, and Tenant's stock is not publicly traded over a recognized securities exchange, of more than forty-nine percent (49%) of the voting stock of such corporation during the term of this Lease (whether or not in one or more transfers) or the dissolution or merger of the corporation, or (b) if Tenant is a partnership or other entity, of more than forty-nine percent (49%) of the profit and loss participation in such partnership or entity during the term of this Lease (whether or not in one or more transfers) or the dissolution or liquidation of the partnership.

     12.2 Standard For Approval. Landlord shall not unreasonably withhold its consent to a Transfer provided that Tenant has complied with each and every requirement, term and condition of this Section 12. Tenant acknowledges and agrees that each requirement, term and condition in this Section 12 is a reasonable requirement, term or condition. It shall be deemed reasonable for Landlord to withhold its consent to a Transfer if any requirement, term or condition of this Section 12 is not complied with or: (a) the Transfer would cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party; (b) in Landlord's reasonable judgment, a proposed assignee or subtenant has a smaller net worth than Tenant had on the date this Lease was entered into with Tenant or is less able financially to pay the rents due under this Lease as and when they are due and payable; (c) a proposed assignee's or subtenant's business will impose a burden on the Project's parking facilities, elevators, Common Areas or utilities that is materially greater than the burden imposed by Tenant, in Landlord's reasonable judgment; (d) the terms of a proposed assignment or subletting will allow the proposed assignee or subtenant to exercise a right of renewal, right of expansion, right of first offer, right of first refusal or similar right held by Tenant; (e) a proposed assignee or subtenant does not, in Landlord's reasonable judgment, have a good credit rating; (f) a subletting shall be for less than the entirety of the Premises or for less than the entire unexpired Term of the Lease; (g) a proposed assignee or subtenant refuses to enter into a written assignment agreement or sublease, reasonably satisfactory to Landlord, which provides that it will abide by and assume all of the terms and conditions of this Lease for the term of any assignment or sublease and containing such other terms and conditions as Landlord reasonably deems necessary; (h) the use of the Premises by the proposed assignee or subtenant will not be identical to the use permitted by this Lease; (i) the proposed assignee or subtenant is then currently a tenant of the Landlord at the Project; (j) Landlord has ever evicted or been involved in litigation with the proposed assignee or subtenant; (k) any guarantor of this Lease refuses to consent to the Transfer or to execute a written agreement reaffirming the guaranty; (l) Tenant is in default as defined in Section 13.1 at the time of the request; (m) if requested by Landlord, the assignee or sublessee refuses to sign a non-disturbance and attornment agreement in favor of Landlord's lender; (n) Landlord is marketing space in the Project at the time of Tenant’s request and Tenant has marketed or advertised space for sublet in the Premises at a base rent less than the advertised base rent being charged new tenants in the Building at the time of such Transfer; or (o) the proposed assignee or subtenant is a person or entity then, or during the prior six (6) months, negotiating with Landlord for the lease of space in the Project.

     12.3 Additional Terms and Conditions. The following terms and conditions shall be applicable to any Transfer:

          (a) Regardless of Landlord's consent, no Transfer shall release Tenant from Tenant's obligations hereunder or alter the primary liability of Tenant to pay the rent and other sums due Landlord hereunder and to perform all other obligations to be performed by Tenant hereunder or release any guarantor from its obligations under its guaranty.

          (b) Landlord may accept rent from any person other than Tenant pending approval or disapproval of an assignment or subletting.

          (c) Neither a delay in the approval or disapproval of a Transfer, nor the acceptance of rent, shall constitute a waiver or estoppel of Landlord's right to exercise its rights and remedies for the breach of any of the terms or conditions of this Section 12.

          (d) The consent by Landlord to any Transfer shall not constitute a consent to any subsequent Transfer by Tenant or to any subsequent or successive Transfer by an assignee or subtenant. However, Landlord may consent to subsequent Transfers or any amendments or modifications thereto without notifying Tenant or anyone else liable on the Lease and without obtaining their consent, and such action shall not relieve such persons from liability under this Lease.

          (e) In the event of any default under this Lease, Landlord may proceed directly against Tenant, any guarantors or anyone else responsible for the performance of this Lease, including any subtenant or assignee, without first exhausting Landlord's remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord.

          (f) Landlord's written consent to any Transfer by Tenant shall not constitute an acknowledgment that no default then exists under this Lease nor shall such consent be deemed a waiver of any then existing default.

          (g) The discovery of the fact that any financial statement relied upon by Landlord in giving its consent to an assignment or subletting was materially false shall, at Landlord's election, render Landlord's consent null and void.

          (h) Landlord shall not be liable under this Lease or under any assignment or sublease to any assignee or subtenant.

          (i) No assignment or sublease may be modified or amended without Landlord's prior written consent.

          (j) Tenant or its agent shall not advertise the Premises for lease, sublet or assignment for less Rent than the then current asking rent for space in the Project.

     12.4 Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

          (a) Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant's interest in all rentals and income arising from any sublease entered into by Tenant, and Landlord may collect such rent and income and apply same toward Tenant's obligations under this Lease; provided, however, that until a default shall occur in the performance of Tenant's obligations under this Lease, Tenant may receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a subtenant, be deemed to have assumed or recognized any sublease or to be liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant's obligations to such subtenant under such sublease, including, but not limited to, Tenant's obligation to return any security deposit. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default exists in the performance of Tenant's obligations under this Lease, to pay to Landlord the rents due as they become due under the sublease. Tenant agrees that such subtenant shall have the right to rely upon any such statement and request from Landlord, and that such subtenant shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary.

          (b) In the event Tenant shall default in the performance of its obligations under this Lease, Landlord at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant or for any other prior defaults of Tenant under such sublease.

     12.5 Transfer Premium from Assignment or Subletting. Landlord shall be entitled to receive from Tenant (as and when received by Tenant) as an item of additional rent fifty percent (50%) of all amounts received by Tenant from such assignee or subtenant in excess of the amounts payable by Tenant to Landlord hereunder (the "Transfer Premium"). "Transfer Premium" shall mean all Base Rent, additional rent or other consideration of any type whatsoever payable by the assignee or subtenant in excess of the Base Rent and additional rent payable by Tenant under this Lease. The Transfer Premium shall be reduced by the reasonable brokerage commissions, tenant improvement costs, market rental concessions and legal fees actually paid by Tenant in order to assign the Lease or to sublet all or a portion of the Premises. If less than all of the Premises is transferred, the Base Rent and the additional rent shall be determined on a per rentable square foot basis. "Transfer Premium" shall also include, but not be limited to, key money and bonus money paid by the assignee or subtenant to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the assignee or subtenant or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the assignee or subtenant in connection with such Transfer. For purposes of calculating the Transfer Premium, expenses will be amortized over the life of the sublease. The provisions of this Section 12.5 shall not apply in connection with a Permitted Transfer (defined in Section 12.8 below).

     12.6 Landlord's Option to Recapture Space. Notwithstanding anything to the contrary contained in this Section 12, if Tenant shall request to assign this Lease or sublease space in the Premises, then Landlord shall have the option, by giving written notice to Tenant ("Recapture Notice") within thirty (30) days after receipt of Tenant’s request for consent to such sublease or assignment, to terminate this Lease and recapture the Premises. Tenant shall have five (5) business days after receipt of such Recapture Notice to notify Landlord of its intention to withdraw its request to assign or sublease the Premises. If Tenant does not withdraw its request to assign or sublease the Premises, then Landlord may terminate this Lease as of the commencement date of the proposed sublease or assignment and recapture the Premises, whereupon this Lease shall terminate. If Tenant so withdraws its request to assign or sublease the Premises, then this Lease shall continue in full force and effect. Tenant acknowledges that the purpose of this Section 12.6 is to enable Landlord to receive profit in the form of higher rent or other consideration to be received from an assignee or sublessee, to give Landlord the ability to meet additional space requirements of other tenants of the Project and to permit Landlord to control the leasing of space in the Project. Tenant acknowledges and agrees that the requirements of this Section 12.6 are commercially reasonable and are consistent with the intentions of Landlord and Tenant.

     12.7 Landlord's Expenses. In the event Tenant shall assign this Lease or sublet the Premises or request the consent of Landlord to any Transfer, then Tenant shall pay Landlord's reasonable costs and expenses incurred in connection therewith, including, but not limited to, attorneys', architects', accountants', engineers' or other consultants' fees. The provisions of this Section 12.7 shall not apply in connection with a Permitted Transfer.

     12.8 Permitted Transfers. Notwithstanding anything to the contrary contained in this Section 12, provided Tenant is not in default after expiration of any applicable notice and cure periods, Tenant shall have the right, without Landlord's consent, upon thirty (30) days advance written notice to Landlord, to assign the Lease or sublet the whole or any part of the Premises (i) to any entity or entities which are owned by Tenant, or which owns Tenant or any entity that controls, is controlled by or is under common control with Tenant (which for purposes hereof, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity), (ii) in connection with the sale or transfer of substantially all of the assets of the Tenant or the sale or transfer of substantially all of the outstanding ownership interests in Tenant, or (iii) in connection with a merger, consolidation or other corporate reorganization of Tenant (each of the transactions referenced in the above subparagraphs (i), (ii), and (iii) are hereinafter referred to as a "Permitted Transfer," and each surviving entity shall hereinafter be referred to as a "Permitted Transferee"); provided, that such assignment or sublease is subject to the following conditions:

          (a) Tenant shall remain fully liable under the terms of the Lease;

          (b) such Permitted Transfer shall be subject to all of the terms, covenants and conditions of the Lease;

          (c) such Permitted Transferee has a net worth at least equal to the net worth of Tenant as of the date of this Lease, and

          (d) such Permitted Transferee shall expressly assume the obligations of Tenant under the Lease by a document reasonably satisfactory to Landlord.

13. Default; Remedies.

     13.1 Default by Tenant. Landlord and Tenant hereby agree that the occurrence of any one or more of the following events is a material default by Tenant under this Lease and that said default shall give Landlord the rights described in Section 13.2. Landlord or Landlord's authorized agent shall have the right to serve any notice of default, notice to pay rent or quit or similar notice.

          (a) Tenant's failure to make any payment of Base Rent, Electric Energy Charge, Tenant's Share of Operating Expense increases, parking charges, charges for after hours HVAC, late charges, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof from Landlord to Tenant. In the event that Landlord serves Tenant with a notice to pay rent or quit pursuant to applicable unlawful detainer statutes, such notice shall also constitute the notice required by this Section 13.1(a).

          (b) The abandonment of the Premises by Tenant in which event Landlord shall not be obligated to give any notice of default to Tenant, unless expressly required by law.

          (c) The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant (other than those referenced in Sections 13.1(a) and (b), above), where such failure shall continue for a period of twenty (20) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant's non-performance is such that more than twenty (20) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said twenty (20) day period and thereafter diligently pursues such cure to completion. In the event that Landlord serves Tenant with a notice to quit pursuant to applicable unlawful detainer statutes, said notice shall also constitute the notice required by this Section 13.1(c).

          (d) (i) The making by Tenant or any guarantor of any general arrangement or general assignment for the benefit of creditors; (ii) Tenant or any guarantor becoming a "debtor" as defined in 11 U.S.C. 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant or guarantor, the same is dismissed within sixty (60) days); (iii) the institution of proceedings seeking the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty (30) days or the institution of a foreclosure proceeding against Tenant's real or personal property; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within thirty (30) days. In the event that any provision of this Section 13.1(e) is contrary to any applicable law, such provision shall be of no force or effect.

          (e) The discovery by Landlord that any financial statement, representation or warranty given to Landlord by Tenant, or by any guarantor of Tenant's obligations hereunder, is or was materially false.

          (f) If Tenant is a corporation, limited liability company or a partnership, the dissolution or liquidation of Tenant.

     13.2 Remedies.

          (a) In the event of any default or breach of this Lease by Tenant, Landlord may, at any time thereafter, with or without notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default:

               (i) terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease and the Term hereof shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. If Landlord terminates this Lease, Landlord may recover from Tenant (A) the worth at the time of award of the unpaid rent which had been earned at the time of termination; (B) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (C) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and (D) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of releasing, including necessary renovation and alteration of the Premises, reasonable attorneys' fees, any real estate commissions actually paid by Landlord and the unamortized value of any free rent, reduced rent, tenant improvement allowance or other economic concessions provided by Landlord. The "worth at time of award" of the amounts referred to in Section 13.2(a)(i)(A) and (B) shall be computed by allowing interest at the lesser of two percent (2%) per annum over the "prime rate" as established by Citibank, N.A., or the maximum interest rate permitted by applicable law. The worth at the time of award of the amount referred to in Section 13.2(a)(i)(C) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%). For purposes of this Section 13.2(a)(i), "rent" shall be deemed to be all monetary obligations required to be paid by Tenant pursuant to the terms of this Lease.

               (ii) maintain Tenant's right of possession in which event Landlord shall have the remedy which permits Landlord to continue this Lease in effect after Tenant's breach and abandonment and recover rent as it becomes due.

               (iii) collect sublease rents (or appoint a receiver to collect such rent) and otherwise perform Tenant's obligations at the Premises, it being agreed, however, that the appointment of a receiver for Tenant shall not constitute an election by Landlord to terminate this Lease.

               (iv) pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Premises are located.

          (b) No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity.

          (c) If Tenant abandons or vacates the Premises, Landlord may re-enter the Premises and such re-entry shall not be deemed to constitute Landlord's election to accept a surrender of the Premises or to otherwise relieve Tenant from liability for its breach of this Lease. No surrender of the Premises shall be effective against Landlord unless Landlord has entered into a written agreement with Tenant in which Landlord expressly agrees to (i) accept a surrender of the Premises and (ii) relieve Tenant of liability under the Lease. The delivery of keys to Landlord or any employee or agent of Landlord shall not constitute the termination of the Lease or the surrender of the Premises.

     13.3 Default by Landlord. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to the holder of any mortgage or deed of trust encumbering the Project whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its cure, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently pursues the same to completion. This Lease and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of strike or other labor problems, acts of God, riot, insurrection, governmental actions or requirements, or any other cause beyond the reasonable control of Landlord, and the time for Landlord's performance shall be extended for the period of any such delay.

     13.4 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent, Tenant's Share of Operating Expense increases, parking charges, after hours HVAC charges, or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed encumbering the Project. Accordingly, if any installment of Base Rent, Tenant's Share of Operating Expense increases, parking charges, after hours HVAC charges or any other sum due from Tenant shall not be received by Landlord within five (5) days of when such amount shall be due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to six percent (6%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder including the assessment of interest under Section 13.5. Notwithstanding anything to the contrary contained in this Section 13.4 of the Lease, Landlord agrees to waive imposition of such late charge on the first occasion in any twelve (12) month period provided the overdue payment is made within five (5) business days after Landlord gives Tenant written notice that the payment was not made when due.

     13.5 Interest on Past-due Obligations. Except as expressly herein provided, any amount due to Landlord that is not paid when due shall bear interest at the lesser of two percent (2%) per annum over the "prime rate" as established by Citibank, N.A., or the maximum rate permitted by applicable law. Payment of such interest shall not excuse or cure any default by Tenant under this Lease; provided, however, that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant.

     13.6 Payment of Rent after Default. If Tenant fails to pay Base Rent, Tenant's Share of Operating Expense increases, parking charges or any other monetary obligation due hereunder on the date it is due, after Tenant's third failure to pay any monetary obligation on the date it is due, at Landlord's option, all monetary obligations of Tenant hereunder shall thereafter be paid by cashiers check. If Landlord has required Tenant to make said payments by cashiers check, Tenant's failure to make a payment by cashiers check shall be a material default hereunder.

14. Landlord's Right to Cure Default; Payments by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of rent. If Tenant shall be in default pursuant to Section 13.1, Landlord may, but shall not be obligated to, after three (3) days' prior written notice to Tenant, make any such payment or perform any such act on Tenant's behalf without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Tenant shall pay to Landlord, within ten (10) days after delivery by Landlord to Tenant of statements therefor, an amount equal to the expenditures reasonably made by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of this Section 14.

15. Condemnation. If any portion of the Premises or the Project are taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called "condemnation"), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs; provided that if so much of the Premises or Project are taken by such condemnation as would substantially and adversely affect the operation and profitability of Tenant's business conducted from the Premises, and said taking lasts for ninety (90) days or more, Tenant shall have the option, to be exercised only in writing within thirty (30) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within thirty (30) days after the condemning authority shall have taken possession), to terminate this Lease as of the date the condemning authority takes such possession. Landlord shall endeavor to provide Tenant with reasonable prior notice of any such taking which will directly impact the Premises to the extent that Landlord has prior notice of the same. If a taking lasts for less than ninety (90) days, Tenant's rent shall be abated during said period but Tenant shall not have the right to terminate this Lease. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the rent and Tenant's Share of Operating Expenses shall be reduced in the proportion that the usable floor area of the Premises taken bears to the total usable floor area of the Premises. Common Areas taken shall be excluded from the Common Areas usable by Tenant and no reduction of rent shall occur with respect thereto or by reason thereof. Landlord shall have the option in its sole discretion to terminate this Lease as of the taking of possession by the condemning authority, by giving written notice to Tenant of such election within thirty (30) days after receipt of notice of a taking by condemnation of any part of the Premises or the Project. Any award for the taking of all or any part of the Premises or the Project under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, as severance damages, or as damages for tenant improvements; provided, however, that Tenant shall be entitled to any separate award for loss of or damage to Tenant's trade fixtures and removable personal property and any award available for the relocation of Tenant's business. In the event that this Lease is not terminated by reason of such condemnation, and subject to the requirements of any lender that has made a loan to Landlord encumbering the Project, Landlord shall to the extent of severance damages received by Landlord in connection with such condemnation, repair any damage to the Project caused by such condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority. Tenant shall pay any amount in excess of such severance damages required to complete such repair. Except as set forth in this Section 15, Landlord shall have no liability to Tenant for interruption of Tenant's business upon the Premises, diminution of Tenant's ability to use the Premises, or other injury or damage sustained by Tenant as a result of such condemnation.

16. Vehicle Parking.

     16.1 Use of Parking Facilities. During the Term and subject to the rules and regulations attached hereto as Exhibit "C" as modified by Landlord from time to time (the "Rules"), Tenant shall be entitled to use the number of parking spaces set forth in Section 1.13 in the parking facility of the Project at the monthly rate applicable from time to time for monthly parking as set by Landlord and/or its licensee. Landlord may, in its sole discretion, assign and designate the location of any reserved parking spaces. Landlord reserves the right at any time to reasonably relocate Tenant's reserved and unreserved parking spaces. If Tenant commits or allows in the parking facility any of the activities prohibited by the Lease or the Rules, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable by Tenant upon demand by Landlord. Tenant's parking rights are the personal rights of Tenant and Tenant shall not transfer, assign, or otherwise convey its parking rights separate and apart from this Lease.

     16.2 [Intentionally omitted]

17. Broker's Fee. Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder other than the persons, if any, listed in Section 1.15, in connection with the negotiation of this Lease, and no other broker, person, or entity is entitled to any commission or finder's fee in connection with the negotiation of this Lease, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys' fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party. Landlord shall pay any commission(s) due Broker identified in Section 1.15, according to separate agreement between Broker and Landlord.

18. Estoppel Certificate.

     18.1 Delivery of Certificate. Tenant shall at any time upon not less than ten (10) business days' prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing certifying such information as Landlord may reasonably request including, but not limited to, the following: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) (b) the date to which the Base Rent and other charges are paid in advance and the amounts so payable, (c) that there are not, to Tenant's knowledge, any uncured defaults or unfulfilled obligations on the part of Landlord, or specifying such defaults or unfulfilled obligations, if any are claimed, and (d) that all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord's obligations and Tenant has taken possession of the Premises. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Project.

     18.2 Failure to Deliver Certificate. At Landlord's option, the failure of Tenant to deliver such statement within such time shall constitute a material default of Tenant hereunder, or it shall be conclusive upon Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) there are no uncured defaults in Landlord's performance, (c) not more than one month's Base Rent has been paid in advance, and (d) all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord's obligations and Tenant has taken possession of the Premises.

     18.3 Financial Information. If Landlord desires to finance, refinance, or sell the Project, or any part thereof, Tenant hereby agrees to deliver, and to cause any guarantor of Tenant's obligations to deliver, to any lender or purchaser designated by Landlord such financial statements of Tenant or any guarantor and other information as may be reasonably required by such lender or purchaser. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth. Notwithstanding the foregoing, so long as Tenant is a publicly traded company, Tenant needs only to submit its annual report to comply with the provisions of this Section 18.3.

19. Landlord's Liability. Tenant acknowledges that Landlord shall have the right to transfer all or any portion of its interest in the Project and to assign this Lease to the transferee. Tenant agrees that in the event of such a transfer Landlord shall automatically be released from all liability under this Lease; and Tenant hereby agrees to look solely to Landlord's transferee for the performance of Landlord's obligations hereunder after the date of the transfer. Upon such a transfer, Landlord shall, at its option, return Tenant's security deposit to Tenant or transfer Tenant's security deposit to Landlord's transferee and, in either event, Landlord shall have no further liability to Tenant for the return of its security deposit. Subject to the rights of any lender holding a mortgage or deed of trust encumbering all or part of the Project, Tenant agrees to look solely to Landlord's equity interest in the Project for the collection of any judgment requiring the payment of money by Landlord arising out of (a) Landlord's failure to perform its obligations under this Lease or (b) the negligence or willful misconduct of Landlord, its partners, employees and agents. No partner, employee or agent of Landlord shall be personally liable for the performance of Landlord's obligations hereunder or be named as a party in any lawsuit arising out of or related to, directly or indirectly, this Lease and the obligations of Landlord hereunder. The obligations under this Lease do not constitute personal obligations of the individual partners of Landlord and Tenant shall not seek recourse against the individual partners of Landlord or their assets.

20. Indemnity. Tenant shall indemnify, defend and hold harmless Landlord, its agents, partners, and employees from and against any and all claims for damage to the person or property of any person or entity arising from Tenant's use of the Project, or from the conduct of Tenant's business or from any activity, work or things done, permitted or suffered by Tenant in or about the Project and shall further indemnify, defend and hold harmless Landlord, its agents, partners and employees from and against any and all claims, costs and expenses arising from any breach or default in the performance of any obligation of Tenant to be performed under the terms of this Lease, or arising from any act or omission of Tenant, or any of Tenant's agents, contractors, employees, or invitees, and from and against all costs, attorneys' fees, expenses and liabilities incurred by Landlord, its agents, partners and employees as the result of any such use, conduct, activity, default or negligence. In case any action or proceeding is brought against Landlord, its agents, partners and employees, Tenant shall defend Landlord, and its agents, partners and employees at Tenant's expense by counsel reasonably satisfactory to Landlord and Landlord shall cooperate with Tenant in such defense. Landlord need not have first paid any claim in order to be so indemnified. This indemnity shall survive the expiration or sooner termination of this Lease. Notwithstanding the provisions of Sections 20 and 21 of the Lease to the contrary, Tenant shall not be required to indemnify and hold Landlord harmless from any loss, cost, liability, damage or expense (collectively "Claims"), to any person, property or entity resulting from the gross negligence or willful misconduct of Landlord or its agents or employees, in connection with Landlord's activities at the Project. Landlord hereby indemnifies and holds Tenant harmless from any Claims by any third party in connection with the gross negligence or willful misconduct of Landlord or its agents or employees in connection with Landlord’s activities at the Project. Each party’s agreement to indemnify and hold the other harmless set forth above are not intended to, and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant pursuant to the provisions of the Lease to the extent that such policies cover the results of such acts or conduct.

21. Exemption of Landlord from Liability. Tenant hereby agrees that Landlord shall not be liable for injury to Tenant's business or any loss of income therefrom or for loss of or damage to the goods, wares, merchandise or other property of Tenant, Tenant's employees, invitees, customers, or any other person in or about the Project, nor shall Landlord be liable for injury to the person of Tenant, Tenant's employees, agents or contractors, whether such damage or injury is caused by or results from any cause whatsoever including, but not limited to, theft, criminal activity at the Project, negligent security measures, bombings or bomb scares, hazardous waste, fire, steam, electricity, gas, water or rain, breakage of pipes, sprinklers, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Project, or from other sources or places, or from new construction or the repair, alteration or improvement of any part of the Project, or of the equipment, fixtures or appurtenances applicable thereto, unless the cause of the damage or injury arises out of the gross negligence or willful misconduct of Landlord's or its employees or agents. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant, occupant or user of the Project, nor from the failure of Landlord to enforce the provisions of the lease of any other tenant of the Project. Tenant, as a material part of the consideration to Landlord hereunder, hereby assumes all risk of damage to property of Tenant or injury to persons, in, upon or about the Project arising from any cause, excluding Landlord's gross negligence or willful misconduct or the gross negligence or willful misconduct of its agents, partners or employees, and Tenant hereby waives all claims in respect thereof against Landlord, its agents, partners and employees.

22. Environmental Provisions.

          (a) For purposes of this lease, the following additional definitions shall apply:

               (i) "Hazardous Substances" shall include any pollutants, petroleum products, dangerous substances, toxic substances, hazardous wastes, hazardous materials, or hazardous substances as defined in or pursuant to the Industrial Site Recovery Act and all rules, regulations, orders, directives and opinions promulgated thereunder ("ISRA") N.J.S.A. 13:1K-6 et seq.; the Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq. and all rules, regulations, orders, directives and opinions promulgated thereunder ("Spill Act"); the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. '6901 et seq.; the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. '9601 et seq. and all rules, regulations, orders, directives and opinions promulgated thereunder ("CERCLA"); or any other Federal, State or Local environmental law or ordinance; and all rules, regulations, orders, directives and opinions promulgated under the foregoing, any amendments to any of the foregoing and any successor legislation to any of the foregoing (collectively "Environmental Laws");

               (ii) "Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping;

               (iii) "Notice" means any summons, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter, submission or other communication, written or oral, actual or threatened, from the New Jersey Department of Environmental Protection ("DEP"), the United States Environmental Protection Agency ("EPA"), any other Federal, State or Local agency or authority or any other entity or any individual, concerning any act or omission resulting or which may result in the Release of Hazardous Substances into the waters or onto the lands of the State of New Jersey or into waters outside the jurisdiction of the State of New Jersey or into the "environment" as such terms are defined in CERCLA, or otherwise related to any Environmental Law or Tenant's obligations pursuant to this Section 22. "Notice" shall include the imposition of any liens of any real or personal property or revenues of Tenant including, but not limited to, Tenant's interest in the Premises or any of Tenant's property located thereon, pursuant to or resulting from the violation of any Environmental Law, or any other governmental actions, orders or permits or any knowledge after due inquiry and investigation of any facts which could give rise to any of the above.

          (b) To the extent that Tenant may be permitted under applicable law to use the Premises and/or the Project for the generating, manufacturing, refining, transporting, treating, storing, handling, disposing, transferring or processing of Hazardous Substances, Tenant shall ensure that said use shall be conducted at all times strictly in accordance with applicable Environmental Law. Tenant shall not cause as a result of any intentional or unintentional act, a Release of Hazardous Substances. If any intentional or unintentional act or omission results in any actual or alleged Release of Hazardous Substances, Tenant promptly shall conduct necessary sampling and cleanup and remediate such Release in accordance with applicable Environmental Laws.

          (c) Tenant shall not operate any business at the Premises which shall be subject to ISRA. Tenant hereby represents that its North American Industry Classification System (herein "NAICS") Number is the NAICS Number set forth in Section 1.19 above as determined by reference to the SIC Manual and its operations shall consist of the Use described in Section 1.5. Notwithstanding any provision of ISRA to the contrary, if the Tenant's operations become subject to ISRA, Tenant, at Tenant's own expense, shall do whatever is necessary to comply with ISRA whenever an obligation to do so arises. If Landlord reasonably suspects that Tenant’s operations at the Premises may be subject to ISRA or if Landlord requires a letter from DEP on behalf of Tenant in connection with a sale or refinancing of the Project, then if requested to do so by Landlord, but no more often than once per year, Tenant shall reasonably cooperate with Landlord to obtain a letter from DEP or any successor agency confirming that ISRA does not apply to Tenant's operations. At no expense to Landlord, Tenant promptly shall provide all information requested by Landlord regarding or in furtherance of ISRA compliance. Tenant shall sign any affidavit concerning compliance with Environmental Laws submitted by Landlord which is true, accurate and complete; if an affidavit is not true, accurate and complete, Tenant shall provide the necessary information to make it true, accurate or complete and then shall sign same.

          (d) Tenant promptly shall furnish Landlord with true copies of any Notices of any nature made by Tenant to, or received by Tenant from DEP, EPA, or any local, state or federal authority.

          (e) Notwithstanding anything in this Lease to the contrary, and without limiting any other provisions of this Section 22, Tenant, at its sole cost and expense, shall observe, comply and fulfill all of the terms and provisions of all applicable Environmental Laws, as the same may be amended from time to time, as they relate to Tenant's use and occupancy of the Premises during the term of this Lease.

     Without limiting the foregoing, Tenant agrees:

               (i) That it shall not do or omit to do nor suffer the commission or omission of any act, the commission or omission of which is prohibited by or may result in liability pursuant to any Environmental Law, including without limitation, the Release of Hazardous Substances;

               (ii) Whenever the provisions of any Environmental Law requires the "owner or operator" of the Premises to do any act, Tenant on behalf of Tenant and/or Landlord, as the case may be, shall do such act at its sole cost and expense, including the making of all submissions and the providing of all information with respect to Tenant’s use and occupancy of the Premises, it being the intention of the parties hereto that Landlord shall be free of all expenses and obligations arising from or in connection with compliance with Environmental Laws relating to Tenant’s use and occupancy of the Premises to the extent caused by Tenant or any party claiming by, through or under Tenant and that Tenant shall fulfill all such obligations and pay all such expenses.

          (f) In the event there shall be filed a lien against the Premises and/or the Project arising out of a claim(s) by DEP pursuant to the provisions of the Spill Act or by EPA pursuant to the provisions of CERCLA caused or contributed to by Tenant and/or any entity claiming by, through or under Tenant, Tenant immediately either shall: 1) pay the claim and remove the lien from the Premises and/or the Project; or, ii) furnish a bond, cash receipt or other security satisfactory to Landlord sufficient to discharge the claim out of which the lien arises.

          (g) (i) Tenant promptly shall provide Landlord with all documentation and correspondence provided to DEP pursuant to the Worker and Community Right to Know Act, N.J.S.A. 34:5A-1 et seq., and all rules, regulations, orders, directives and opinions promulgated thereunder.

               (ii) Tenant promptly shall supply Landlord all reports and notices made by Tenant pursuant to the Hazardous Substance Discharge Reports and Notices Act, N.J.S.A. 13:1K-15, et seq. and all rules, regulations, orders, directives and opinions promulgated thereunder.

               (iii) Tenant promptly shall provide Landlord with a copy of all permits obtained pursuant to any Environmental Law.

          (h) Tenant acknowledges that for Landlord to comply with the requirements of Environmental Laws, Landlord from time to time, may have to enter the Premises. Landlord and/or its agents shall have an irrevocable license and right to enter the Premises for such purposes. All such entry by Landlord and/or its agents shall be upon reasonable notice to Tenant.

          (i) Tenant agrees to cooperate with Landlord to provide any information necessary to Landlord in order to effect compliance with any Environmental Law and to execute any documents requested by Landlord in connection with compliance with any Environmental Law.

          (j) Tenant shall cooperate fully in allowing, from time to time, such examinations, tests, inspections and reviews of the Premises as Landlord, in its sole and absolute discretion, shall determine to be advisable in order to evaluate any potential environmental problems or Tenant's compliance with Environmental Laws.

          (k) Tenant shall indemnify, defend and hold Landlord harmless from any and all fines, suits, procedures, claims, liabilities, costs and actions of any kind, including counsel fees (including those incurred to enforce this indemnity or for any other purpose) arising out of or in any way related to (1) any spills or discharges of Hazardous Substances at the Premises and/or Project to the extent caused by Tenant or any party claiming by, through or under Tenant, or (2) Tenant's failure to comply with this Section 22. Tenant's failure to abide by the terms of this Section 22 shall be enforceable by injunction. Tenant’s indemnity obligations set forth in this Section 22 shall survive the expiration or earlier termination of this Lease.

          (l) Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be responsible for complying with any Environmental Law in connection with any spill or Release of Hazardous Substances which shall have occurred prior to the Commencement Date of this Lease.

          (m) In the event Tenant shall fail to comply in full with this Section, pursuant to Section 14 above, Landlord, at its option, may perform any and all of Tenant's obligations as aforesaid, and all costs and expenses so incurred by Landlord shall be deemed a claim against Tenant as Additional Rent payable on demand.

          (n) In no event shall Landlord be liable or responsible to Tenant or anyone claiming through or under Tenant for the failure of any other tenant or other person to comply with any Environmental Law and Tenant shall not be excused from the performance of any obligation hereunder due to such failure.

          (o) The provisions of this Section 22 shall survive the expiration or earlier termination of this Lease, regardless of the reason for such termination and compliance with the provisions of this Section 22 may require Tenant to expend funds or perform acts after the expiration or termination of this Lease. Tenant agrees to expend such funds and/or perform such acts and shall not be excused therefrom notwithstanding any expiration or termination of this Lease, it being agreed and acknowledged that Landlord would not have entered into this Lease but for the provisions of this Section 22.

          (p) Landlord represents and warrants that, as of the date of this Lease, to the best of its knowledge and belief, there are no Hazardous Materials on, in or under the Premises or the Project in violation of any applicable Environmental Laws and Landlord has not received written notice from any governmental agencies that the Project is in violation of any applicable Environmental Laws. Tenant shall have no liability arising from the existence or disposal of Hazardous Material brought into the Project by anyone other than Tenant, its employees, agents, contractors, assignees, subtenants, licensees or any other party claiming by, through or under Tenant. Landlord shall indemnify, defend and hold harmless Tenant from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses which arise solely as a result of the existence or disposal of Hazardous Material brought into the Project by Landlord, its employees, contractors or agents in violation of any applicable laws. Notwithstanding the foregoing, both parties hereto recognize and acknowledge that the other party or their respective agents may use and store within the Building reasonable quantities of customary office and cleaning supplies; provided such items are stored, used and disposed of in accordance with applicable federal, state or local law. Landlord’s indemnity obligations set forth in this Section 22(p) shall survive the expiration or earlier termination of this Lease.

23. Medical Waste Disposal. If Tenant produces medical waste, Landlord may, at its option, provide medical waste disposal services to Tenant. If Landlord elects to provide such services, Landlord may require Tenant to use said services. Landlord, at its option, may bill Tenant directly for such services, which amounts shall then constitute additional rent hereunder, or Landlord may include the cost of providing such services in Operating Expenses. Tenant waives its right to the fullest extent allowed by law to assert any claim against Landlord in connection with the negligent provision of medical waste disposal services by Landlord. In the event Landlord is unable or chooses not to provide such disposal services to Tenant, Tenant shall arrange for the disposal of its medical waste and such disposal shall be done in compliance with all applicable laws. Tenant hereby agrees to indemnify, defend and hold harmless Landlord against any cost, loss, liability, action, suit or expense (including attorneys' fees) arising out of or relating to the existence of or the disposal of medical waste produced by Tenant at the Premises.

24. Tenant Improvements. Tenant acknowledges and agrees that Landlord shall not be obligated to construct any tenant improvements on behalf of Tenant unless a work letter agreement (the "Work Letter") is attached to this Lease as Schedule 1. If a space plan is attached to the Work Letter, the space plan shall not be effective unless separately initialed by Landlord. Except as set forth in a Work Letter, it is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Project, or any part thereof, or to provide any allowance for such purposes, and that no representations respecting the condition of the Premises or the Project have been made by Landlord to Tenant.

See Addendum Paragraph 2

25. Subordination.

     25.1 Effect of Subordination. This Lease, and any Option (as defined in Section 26 below) granted hereby shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the Project and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant's right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. In the event of a foreclosure of any such mortgage or the termination of this Lease, Tenant will, upon request of any person or party succeeding to the interest of Landlord as a result of such foreclosure or termination, automatically become the Tenant of such successor in interest without change in the terms or other provisions of this Lease. Upon request by Landlord's mortgagee or such successor in interest, Tenant shall execute and deliver, on terms and conditions reasonably acceptable to the parties, an instrument or instruments confirming the attornment herein provided for. If any mortgagee, trustee or ground lessor shall elect to have this Lease and any Options granted hereby prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease and such Options shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease or such Options are dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof. In the event that the Project shall become subject to any lien of any mortgage, deed of trust or any other hypothecation or security after the Commencement Date, Landlord shall use commercially reasonable efforts to obtain a non-disturbance agreement from any future lender of the Project on such lender’s standard form for the benefit of Tenant.

     25.2 Execution of Documents. Tenant agrees to execute and acknowledge any documents required to effectuate an attornment, a subordination, or to make this Lease or any Option granted herein prior to the lien of any mortgage, deed of trust or ground lease, as the case may be. Tenant's failure to execute such documents within ten (10) business days after written demand shall constitute a material default by Tenant hereunder or, at Landlord's option, Landlord shall have the right to execute such documents on behalf of Tenant as Tenant's attorney-in-fact. Tenant does hereby make, constitute and irrevocably appoint Landlord as Tenant's attorney-in-fact and in Tenant's name, place and stead, to execute such documents in accordance with this Section 25.2, said appointment to be a power during the Term of this Lease coupled with an interest and irrevocable.

     25.3 Obligations of Mortgagee. Anything herein contained to the contrary notwithstanding, under no circumstances shall any mortgagee or purchaser upon foreclosure, or any assignee or lessee of such mortgagee or purchaser, as the case may be, whether or not it shall have succeeded to the interests of the Landlord under this Lease, be:

          (a) Liable for any act, omission or default of any prior landlord or for the return of any security deposit or part thereof not actually received by such lessor, mortgagee, purchaser, assignee, or lessee, as the case may be; or

          (b) subject to any offsets, claims or defenses that the Tenant might have against any prior landlord; or

          (c) bound by any Base Rent or other payment required to be made by Tenant hereunder that Tenant might have paid to any prior landlord for more than one month in advance or for more than three months in advance where such rent payments are payable at intervals of more than one month; or

          (d) bound by any modification, amendment or abridgment of the Lease, or any cancellation or surrender of the same (except any such cancellation made by Landlord as a result of a default by Tenant), made without its prior written approval.

26. Options.

     26.1 Definition. As used in this Lease, the word "Option" has the following meaning: (1) the right or option to extend the Term of this Lease or to renew this Lease, and (2) the option or right of first refusal to lease the Premises or the right of first offer to lease the Premises or the right of first refusal to lease other space within the Project or the right of first offer to lease other space within the Project. Any Option granted to Tenant by Landlord must be evidenced by a written option agreement attached to this Lease as a rider or addendum or said option shall be of no force or effect.

     26.2 Options Personal. Each Option granted to Tenant in this Lease, if any, is personal to the original Tenant and may be exercised only by the original Tenant while occupying the entire Premises and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, including, without limitation, any permitted transferee as defined in Section 12. The Options, if any, herein granted to Tenant are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise. If at any time an Option is exercisable by Tenant, the Lease has been assigned, or a sublease exists as to any portion of the Premises, the Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise the Option. For purposes of this Section 26.2 only, a Permitted Transferee shall be deemed to be the "original Tenant".

     26.3 Multiple Options. In the event that Tenant has multiple Options to extend or renew this Lease a later Option cannot be exercised unless the prior Option to extend or renew this Lease has been so exercised.

     26.4 Effect of Default on Options. Tenant shall have no right to exercise an Option (i) during the time commencing from the date Landlord gives to Tenant a notice of default pursuant to Section 13.1 and continuing until the noncompliance alleged in said notice of default is cured, or (ii) if Tenant is in default of any of the terms, covenants or conditions of this Lease. The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise an Option because of the provisions of this Section 26.4.

     26.5 Limitations on Options. Notwithstanding anything to the contrary contained in any rider or addendum to this Lease, any options, rights of first refusal or rights of first offer granted hereunder shall be subject and secondary to Landlord's right to first offer and lease any such space to any tenant who is then occupying or leasing such space at the time the space becomes available for leasing and shall be subject and subordinated to any other options, rights of first refusal or rights of first offer previously given to any other person or entity.

See Addendum Paragraph 3

27. Landlord Reservations. Landlord shall have the right: (a) to change the name and address of the Project or Building upon not less than ninety (90) days prior written notice; (b) to, at Tenant's expense, provide and install Building standard graphics on or near the door of the Premises and such portions of the Common Areas as Landlord shall determine, in Landlord's sole discretion; (c) to permit any tenant the exclusive right to conduct any business as long as such exclusive right does not conflict with any rights expressly given herein; and (d) to place signs, notices or displays upon the roof, interior, exterior or Common Areas of the Project. Tenant shall not use a representation (photographic or otherwise) of the Building or the Project or their name(s) in connection with Tenant's business or suffer or permit anyone, except in an emergency, to go upon the roof of the Building. Landlord reserves the right to use the exterior walls of the Premises, and the area beneath, adjacent to and above the Premises together with the right to install, use, maintain and replace equipment, machinery, pipes, conduits and wiring through the Premises, which serve other parts of the Project provided that Landlord's use does not unreasonably interfere with Tenant's use of the Premises.

28. Changes to Project. Landlord shall have the right, in Landlord's sole discretion, from time to time, to make changes to the size, shape, location, number and extent of the improvements comprising the Project (hereinafter referred to as "Changes") including, but not limited to, the Project interior and exterior, the Common Areas, elevators, escalators, restrooms, HVAC, electrical systems, communication systems, fire protection and detection systems, plumbing systems, security systems, parking control systems, driveways, entrances, parking spaces, parking areas and landscaped areas so long as such Changes do not have a permanent material adverse effect on Tenant’s access to or use of the Premises. In connection with the Changes, Landlord may, among other things, erect scaffolding or other necessary structures at the Project, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Changes and Landlord's actions in connection with such Changes shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Changes, nor shall Tenant be entitled to any compensation or damages from Landlord for any inconvenience or annoyance occasioned by such Changes or Landlord's actions in connection with such Changes provided that Landlord agrees to use reasonable efforts to minimize unreasonable interference with Tenant's use and occupancy of the Premises during Landlord's actions in connection with such Changes.

29. [Intentionally omitted]

30. Holding Over. If Tenant remains in possession of the Premises or any part thereof after the expiration or earlier termination of the term hereof with Landlord's consent, such occupancy shall be a tenancy from month to month upon all the terms and conditions of this Lease pertaining to the obligations of Tenant, except that the Base Rent payable shall be one hundred fifty percent (150%) of the Base Rent payable immediately preceding the termination date of this Lease, and all Options, if any, shall be deemed terminated and be of no further effect. If Tenant remains in possession of the Premises or any part thereof after the expiration of the Term hereof without Landlord's consent, Tenant shall, at Landlord's option, be treated as a tenant at sufferance or a trespasser. Nothing contained herein shall be construed to constitute Landlord's consent to Tenant holding over at the expiration or earlier termination of the Lease Term. If Tenant remains in possession of the Premises for a period in excess of sixty (60) days following the expiration or earlier termination of the Lease, Tenant hereby agrees to indemnify, hold harmless and defend Landlord from any cost, loss, claim or liability (including attorneys' fees) Landlord may incur as a result of Tenant's failure to surrender possession of the Premises to Landlord upon the termination of this Lease.

31. Landlord's Access.

     31.1 Access. Landlord and Landlord's agents and employees shall have the right to enter the Premises at reasonable times upon reasonable notice (except in the event of an emergency in which case no such notice shall be required) for the purpose of inspecting the Premises, performing any services required of Landlord, showing the Premises to prospective purchasers, lenders, or tenants, undertaking safety measures and making alterations, repairs, improvements or additions to the Premises or to the Project. In the event of an emergency, Landlord may gain access to the Premises by any reasonable means, and, unless caused solely by the gross negligence or willful misconduct of Landlord or Landlord's agents and employees, Landlord shall not be liable to Tenant for damage to the Premises or to Tenant's property resulting from such access. Landlord may at any time place on or about the Building for sale or for lease signs and Landlord may at any time during the last one hundred twenty (120) days of the Term hereof place on or about the Premises for lease signs.

     31.2 Keys. Landlord shall have the right to retain keys to the Premises and to unlock all doors at the Premises, and in the case of emergency to enter the Premises by any reasonably appropriate means, and any such entry shall not be deemed a forcible or unlawful entry or detainer of the Premises or an eviction. Tenant waives any claims for damages or injuries or interference with Tenant's property or business in connection therewith. Tenant shall provide Landlord with one key for each lock in the Premises.

32. Security Measures. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Project, and Landlord shall have no liability to Tenant due to its failure to provide such services. Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors and invitees and the property of Tenant and of Tenant's agents, employees, contractors and invitees from acts of third parties. Nothing herein contained shall prevent Landlord, at Landlord's sole option, from implementing security measures for the Project or any part thereof, in which event Tenant shall participate in such security measures and the cost thereof shall be included within the definition of Operating Expenses. Landlord shall have the right, but not the obligation, to require all persons entering or leaving the Project to identify themselves to a security guard and to reasonably establish that such person should be permitted access to the Project.

33. Easements. Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant. Tenant shall sign any of the aforementioned documents within ten (10) days after Landlord's request and Tenant's failure to do so shall constitute a material default by Tenant. The obstruction of Tenant's view, air, or light by any structure erected in the vicinity of the Project, whether by Landlord or third parties, shall in no way affect this Lease or impose any liability upon Landlord.

34. Transportation Management. Tenant shall fully comply with all present or future programs implemented or required by any governmental or quasi-governmental entity or Landlord to manage parking, transportation, air pollution, or traffic in and around the Project or the metropolitan area in which the Project is located.

35. Severability. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.

36. Time of Essence. Time is of the essence with respect to each of the obligations to be performed by Tenant under this Lease.

37. Definition of Additional Rent. All monetary obligations of Tenant to Landlord under the terms of this Lease, including, but not limited to, Base Rent, Tenant's Share of Operating Expenses, parking charges and charges for after hours HVAC shall be deemed to be rent.

38. Incorporation of Prior Agreements. This Lease and the attachments listed in Section 1.16 contain all agreements of the parties with respect to the lease of the Premises and any other matter mentioned herein. No prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective. Except as otherwise stated in this Lease, Tenant hereby acknowledges that no real estate broker nor Landlord or any employee or agents of any of said persons has made any oral or written warranties or representations to Tenant concerning the condition or use by Tenant of the Premises or the Project or concerning any other matter addressed by this Lease.

39. Amendments. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.

40. Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by certified mail, return receipt requested, personal delivery, Federal Express or other delivery service. If notice is given by certified mail, return receipt requested, notice shall be deemed given three (3) days after the notice is deposited with the U.S. Mail, postage prepaid, addressed to Tenant or to Landlord at the address set forth in Section 1.17. If notice is given by personal delivery, Federal Express or other delivery service, notice shall be deemed given on the date the notice is actually received by Landlord or Tenant. Either party may by notice to the other specify a different address for notice purposes. Notwithstanding the address set forth in Section 1.17 for Tenant, upon Tenant's taking possession of the Premises, the Premises shall constitute Tenant's address for notice purposes. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time designate by notice to Tenant. Landlord agrees to also transmit a copy of any notices of default given to Tenant to Tenant's attorney at the address set forth in Section 1.17 hereinabove or such other address that Tenant may from time to time designate by written notice to Landlord.

41. Waivers. No waiver by Landlord of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. Landlord's consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord's consent to or approval of any subsequent act by Tenant. The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent.

No acceptance by Landlord of partial payment of any sum due from Tenant shall be deemed a waiver by Landlord of its right to receive the full amount due, nor shall any endorsement or statement on any check or accompanying letter from Tenant be deemed an accord and satisfaction. Tenant hereby waives for Tenant and all those claiming under Tenant all rights now or hereafter existing to redeem by order or judgment of any court or by legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

42. Covenants. This Lease shall be construed as though the covenants contained herein are independent and not dependent and Tenant hereby waives the benefit of any statute to the contrary.

43. Binding Effect; Choice of Law. Subject to any provision hereof restricting assignment or subletting by Tenant, this Lease shall bind the parties, their heirs, personal representatives, successors and assigns. This Lease shall be governed by the laws of the state in which the Project is located and any litigation concerning this Lease between the parties hereto shall be initiated in the county in which the Project is located.

44. Attorneys' Fees. If Landlord or Tenant brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys' fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment. The attorneys' fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys' fees and court costs reasonably incurred in good faith. Landlord shall be entitled to reasonable attorneys' fees and all other costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default.

45. Auctions. Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises or the Common Areas. The holding of any auction on the Premises or Common Areas in violation of this Section 45 shall constitute a material default hereunder.

46. Signs. Tenant shall not place any sign upon the Premises (including on the inside or the outside of the doors or windows of the Premises) or the Project without Landlord's prior written consent, which may be given or withheld in Landlord's sole discretion. Landlord shall have the right to place any sign it deems appropriate on any portion of the Project except the interior of the Premises.

See Addendum Paragraph 4

47. Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not result in the merger of Landlord's and Tenant's estates, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

48. Quiet Possession. Provided Tenant is not in default hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.

49. Authority. If Tenant is a corporation, trust, or general or limited partnership, Tenant, and each individual executing this Lease on behalf of such entity, represents and warrants that such individual is duly authorized to execute and deliver this Lease on behalf of said entity, that said entity is duly authorized to enter into this Lease, and that this Lease is enforceable against said entity in accordance with its terms. If Tenant is a corporation, trust or partnership, Tenant shall deliver to Landlord upon demand evidence of such authority satisfactory to Landlord. Landlord hereby warrants and represents that (i) it is the owner of the Project, (ii) it has taken all action necessary to authorize the execution and performance of this Lease, and (iii) the person(s) executing this Lease on behalf of the Landlord are all of the persons required to execute this Lease in order to bind the Landlord.

50. Conflict. Except as otherwise provided herein to the contrary, any conflict between the printed provisions, Exhibits, Addenda or Riders of this Lease and the typewritten or handwritten provisions, if any, shall be controlled by the typewritten or handwritten provisions.

51. Multiple Parties. If more than one person or entity is named as Tenant herein, the obligations of Tenant shall be the joint and several responsibility of all persons or entities named herein as Tenant. Service of a notice in accordance with Section 40 on one Tenant shall be deemed service of notice on all Tenants.

52. Interpretation. This Lease shall be interpreted as if it was prepared by both parties and ambiguities shall not be resolved in favor of Tenant because all or a portion of this Lease was prepared by Landlord. The captions contained in this Lease are for convenience only and shall not be deemed to limit or alter the meaning of this Lease. As used in this Lease the words tenant and landlord include the plural as well as the singular. Words used in the neuter gender include the masculine and feminine gender.

53. Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant. Landlord shall have the right to record a memorandum of this Lease, and Tenant shall execute, acknowledge and deliver to Landlord for recording any memorandum prepared by Landlord.

54. Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint -venture or any association between Landlord and Tenant.

55. Rules and Regulations. Tenant agrees to abide by and conform to the Rules and to cause its employees, suppliers, customers and invitees to so abide and conform. Landlord shall have the right, from time to time, to modify, amend and enforce the Rules provided Tenant shall not be bound by any changes in the Rules until after it has received written notice of such changes. Landlord shall not be responsible to Tenant for the failure of other persons including, but not limited to, other tenants, their agents, employees and invitees to comply with the Rules. Landlord shall use commercially reasonable efforts to enforce such Rules in a non-discriminatory manner.

56. Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in its sole discretion shall determine, and Tenant is not relying on any representation that any specific tenant or number of tenants will occupy the Project.

57. Security Interest. In consideration of the covenants and agreements contained herein, and as a material consideration to Landlord for entering into this Lease, Tenant hereby unconditionally grants to Landlord a continuing security interest in and to all money and property of any kind or description, including, without limitation, any personal property left by Tenant at the Premises, the security deposit, if any, and any advance rent payment or other deposit, now in or hereafter delivered to or coming into the possession, custody or control of Landlord, by or for the account of Tenant, in any manner and for any purpose, together with any increase in profits or proceeds from such property. The security interest granted to Landlord hereunder secures payment and performance of all obligations of Tenant under this Lease now or hereafter arising or existing, whether direct or indirect, absolute or contingent, or due or to become due. In the event of a default under this Lease which is not cured within the applicable grace period, if any, Landlord is and shall be entitled to all the rights, powers and remedies granted a secured party under the State of New Jersey Commercial Code and otherwise available at law or in equity, including, but not limited to, the right to retain as damages the personal property, security deposit and other funds held by Landlord, without additional notice or demand regarding this security interest. Tenant agrees that it will execute such other documents or instruments as may be reasonably necessary to carry out and effectuate the purpose and terms of this Section, or as otherwise reasonably requested by Landlord, including without limitation, execution of a UCC-1 financing statement. Landlord's rights under this Section are in addition to Landlord's rights under Sections 5 and 13. Notwithstanding anything to the contrary contained in Section 57 of this Lease, the security interest granted by Tenant to Landlord shall be automatically subordinated to the security interest, if any, granted to Tenant's lenders in the ordinary course of Tenant's business. At Tenant's request, Landlord shall execute a lien waiver, the form of which shall be reasonably satisfactory to Landlord, waiving Landlord's security interest in the collateral described in any such lien waiver (which collateral shall exclude tenant improvements and any fixtures installed in the Premises).

58. Security for Performance of Tenant's Obligations. Notwithstanding any security deposit held by Landlord pursuant to Section 5 and any security interest held by Landlord pursuant to Section 57, Tenant hereby agrees that in the event of a default by Tenant, Landlord shall be entitled to seek and obtain a writ of attachment and/or a temporary protective order and Tenant hereby waives any rights or defenses to contest such a writ of attachment and/or temporary protective order on the basis of the State of New Jersey Code of Civil Procedure or any other related statute or rule.

59. Financial Statements. From time to time, at Landlord's request, Tenant shall cause the following financial information to be delivered to Landlord, at Tenant's sole cost and expense, upon not less than ten (10) days' advance written notice from Landlord: (a) a current financial statement for Tenant and Tenant's financial statements for the previous two accounting years, (b) a current financial statement for any guarantor(s) of this Lease and the guarantor's financial statements for the previous two accounting years and (c) such other financial information pertaining to Tenant or any guarantor as Landlord or any lender or purchaser of Landlord may reasonably request. All financial statements shall be prepared in accordance with generally accepted accounting principals consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

60. Rule Against Perpetuities. Notwithstanding anything to the contrary contained in this Lease, if the Term of the Lease has not commenced within twenty-one (21) years after the date of this Lease, this Lease shall automatically terminate on the twenty-first (21st) anniversary of such date. The sole purpose of this provision is to avoid any interpretation of this Lease as a violation of the Rule Against Perpetuities, or any other rule of law or equity concerning restraints on alienation.

61. Attachments. The items listed in Section 1.16 are a part of this Lease and are incorporated herein by this reference.

62. OFAC Certification.

     62.1. Tenant certifies that: (i) it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.

     62.2. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

63. WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

[SIGNATURES APPEAR ON NEXT PAGE]

LANDLORD AND TENANT ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES. TENANT ACKNOWLEDGES THAT IT HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS LEASE REVIEWED BY ITS LEGAL COUNSEL PRIOR TO ITS EXECUTION. PREPARATION OF THIS LEASE BY LANDLORD OR LANDLORD'S AGENT AND SUBMISSION OF SAME TO TENANT SHALL NOT BE DEEMED AN OFFER BY LANDLORD TO LEASE THE PREMISES TO TENANT OR THE GRANT OF AN OPTION TO TENANT TO LEASE THE PREMISES. THIS LEASE SHALL BECOME BINDING UPON LANDLORD AND TENANT ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN LANDLORD HAS DELIVERED A FULLY EXECUTED ORIGINAL OF THIS LEASE TO TENANT.

LANDLORD:	TENANT:

THE REALTY ASSOCIATES FUND VI, L.P.,	EMISPHERE TECHNOLOGIES, INC.,
a Delaware limited partnership	a Delaware corporation

By:	Realty Associates Fund VI LLC,
	a Massachusetts limited liability company,			By: /s/Michael V. Novinski, by Paul Lubetkin
	general partner			Its: President and Chief Executive Officer

	By:	Realty Associates Advisors LLC, a Delaware
limited liability company, manager

		By:	Realty Associates Advisors Trust, a
Massachusetts business trust, sole member

By: /s/Heather Hohenthal
Officer

ADDENDUM

     THIS ADDENDUM (the "Addendum") is attached to the Lease dated as of October 25, 2007, by and between THE REALTY ASSOCIATES FUND VI, L.P., a Delaware limited partnership ("Landlord") and EMISPHERE TECHNOLOGIES, INC., a Delaware corporation ("Tenant") and incorporated herein by reference thereto. To the extent that there are any conflicts between the provisions of the Lease and the provisions of this Addendum, the provisions of this Addendum shall supersede the conflicting provisions of the Lease.

1. Security Deposit. Section 6 of the Lease is hereby amended by adding the following at the end of Section 6:

     a. The Security Deposit shall be in the form of an irrevocable, unconditional letter of credit (the "Security Deposit L/C") in the amount set forth in Section 1.10, as security for Tenant’s full and faithful performance of Tenant’s obligations hereunder. The Security Deposit L/C shall be delivered to Landlord at Tenant's sole cost and expense. The Security Deposit L/C shall be issued by and drawn on a bank reasonably acceptable to Landlord, and shall name Landlord as Beneficiary. The Security Deposit L/C shall be substantially in the form attached hereto as Exhibit D. If the maturity date of the Security Deposit L/C is prior to the end of the Term of the Lease, Tenant shall renew the Security Deposit L/C as often as is necessary with the same bank or financial institution (or a similar bank or financial institution reasonably acceptable to Landlord) and upon the same terms and conditions, not less than thirty (30) days prior to the purported expiration date of the Security Deposit L/C. In the event that Tenant fails to timely renew the Security Deposit L/C as aforesaid, Landlord shall be entitled to draw against the entire amount of the Security Deposit L/C. The Security Deposit L/C shall be assignable by Landlord and upon such assignment to any party assuming in writing the lessor interest in this Lease, Landlord shall be relieved from all liability to Tenant therefor.

     b. Upon the occurrence of any default by Tenant in the payment of Base Rent or upon the occurrence of the events described in Section 13.1 of the Lease or in the event that Landlord terminates this Lease in accordance with the terms hereof following a default by Tenant, Landlord shall have the right to draw the entire amount of the Security Deposit L/C. Landlord agrees to copy Tenant on any notice to the issuing bank requesting a draw against the Security Deposit L/C. In the event that Tenant defaults in making any money payment required to be made by Tenant under the terms of this Lease other than the payment of Base Rent, then Landlord shall be entitled to draw upon so much of the Security Deposit L/C as equals the defaulted payment(s), plus any interest or other charges due thereon in accordance with this Lease, plus any additional sums to which Landlord is reasonably entitled under the terms and conditions of this Lease in connection with a default by Tenant pursuant to Section 13.1. If Landlord elects to make a partial draw upon the Security Deposit L/C, Tenant shall promptly restore the Security Deposit L/C to its original amount within ten (10) days after written demand therefor. Landlord's election to make a partial draw upon the Security Deposit L/C shall in no event prejudice or waive Landlord's right to terminate this Lease if permitted under applicable provisions of this Lease, nor shall such election prejudice or waive any other remedy of Landlord reserved under the terms of this Lease, including the right to draw the entire amount of the Security Deposit L/C, if applicable. The Security Deposit L/C shall be available for payment against the presentation of a sight draft by the Landlord together with a certificate from Landlord that Tenant is in default of its obligations hereunder beyond expiration of any applicable notice and cure periods and that Landlord is entitled, by the terms of this Lease, to draw upon the Security Deposit L/C. The proceeds of the Security Deposit L/C, if drawn by Landlord pursuant to the terms hereof, shall be held by Landlord in accordance with the provisions of Section 6 of the Lease and applied to reduce any amount owed by Tenant to Landlord. No interest shall be payable for any Security Deposit L/C proceeds held on account.

     c. In the event that (1) Landlord draws the full amount of the Security Deposit L/C as a result of a default by Tenant, (2) this Lease is not terminated by Landlord as a result of such default, (3) such default is fully cured by Tenant, and (4) there is no outstanding uncured default by Tenant, then the balance of the sums drawn (after the payment of any sums related to the curing of any defaults) shall be applied first to obtain a replacement letter of credit as security for Tenant's performance hereunder, and the remaining balance, if any, will be refunded to Tenant. Upon the termination of this Lease and the payment in full to Landlord of all damages, costs and expenses to which Landlord is entitled, the balance of any funds drawn from the Security Deposit L/C after satisfying such obligations in full shall be refunded to Tenant.

     d. To the extent that the Security Deposit L/C is either lost or the issuing bank will not honor the Security Deposit L/C, Tenant guarantees the proceeds of the Security Deposit L/C and will immediately remit to Landlord the amount of the Security Deposit in cash to be held in accordance with this Section 6 of the Lease.

2. Tenant Improvements.

     a. Tenant hereby agrees to accept the Premises in its “as-is” condition existing on the date hereof subject to Landord’s completion of the Improvements (defined hereinafter).

     b. Landlord shall construct improvements (“Improvements”) for the Premises in accordance with the Work Letter Agreement attached hereto as Schedule 1 and the scope of work set forth on Schedule 1-A attached hereto. In connection thereto, Landlord hereby grants to Tenant an “Improvement Allowance” of up to Four and 00/100 Dollars ($4.00) per rentable square foot of space in the Premises (i.e., 15,281 rentable square feet multiplied by $4.00 = $61,124.00) (the “Improvement Allowance”), which Improvement Allowance shall be used only for the items specified in the Cost Breakdown, as that term is defined in the Work Letter Agreement.

     c. Landlord shall use commercially reasonable efforts to complete the Improvements on or before the Commencement Date. In the event that Landlord has not completed the Improvements prior to the Commencement Date, then Landlord shall complete the Improvements within a reasonable period of time following the Commencement Date, subject to long-lead items, Force Majeure Events and delays caused by Tenant. Tenant hereby acknowledges that the Improvements may be constructed in accordance with this Paragraph and the Work Letter Agreement while Tenant is in occupancy of the Premises, and Landlord's actions in connection with such Improvements shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the construction of the Improvements, nor shall Tenant be entitled to any compensation or damages from Landlord for any inconvenience or annoyance occasioned by such construction or Landlord's actions in connection with such construction. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to minimize unreasonable interference with Tenant’s use and occupancy of the Premises during any such construction.

3. Options to Renew.

     a. Subject to the provisions of Section 26 of the Lease, and provided that Tenant has not been in default beyond any applicable cure period more than twice during the twelve (12) month period immediately preceding (i) the date on which Tenant exercises the applicable Option, or (ii) the commencement of the applicable Option term, Tenant shall have two (2) five (5) year Options to renew this Lease. Tenant shall provide to Landlord on a date which is prior to the date that the applicable Option period would commence (if exercised) by at least two hundred seventy (270) days and not more than three hundred sixty-five (365) days, a written notice of the exercise of the applicable Option to extend the Lease for the applicable additional Option term, time being of the essence. Such notice shall be given in accordance with Section 40 of the Lease. If notification of the exercise of the Option is not so given and received, all Options granted hereunder shall automatically expire. Base Rent applicable to the Premises for such Option Term (the “Option Rent”) shall be equal to the greater of (i) the then current escalated Base Rent in effect for the Premises as of the expiration of the Term of the Lease (as extended) (and such Base Rent shall escalate annually at the same rate as Base Rent during the initial term), and (ii) the Fair Market Rental (as hereinafter defined). All other terms and conditions of the Lease shall remain the same, except that after the exercise of the first renewal Option, Tenant shall have only one (1) Option to renew this Lease, and after the exercise of the second Option, Tenant shall have no further Options to renew the Lease. In addition, Tenant shall not be entitled to the Base Rent Abatement referenced in Section 1.8 of the Lease or the Improvements or the Improvement Allowance referenced in Paragraph 2 above.

     b. If the Tenant exercises either Option, the Landlord shall determine the Option Rent by using its good faith judgment. Landlord shall provide Tenant with written notice of such amount within fifteen (15) days after Tenant exercises its Option. Tenant shall have fifteen (15) days ("Tenant's Review Period") after receipt of Landlord's notice of the new base rent within which to accept such rental. In the event Tenant fails to accept in writing such rental proposal by Landlord, then such proposal shall be deemed rejected and Landlord and Tenant shall attempt to agree upon such Option Rent, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant's Review Period ("Outside Agreement Date") then the parties shall each within ten (10) days following the Outside Agreement Date appoint a real estate broker who shall be licensed in the State of New Jersey and who specializes in the field of commercial office space leasing in the Morris County, New Jersey market, has at least ten (10) years of experience and is recognized within the field as being reputable and ethical. If one party does not timely appoint a broker, then the broker appointed by the other party shall promptly appoint a broker for such party. Such two individuals shall each determine within ten (10) days after their appointment such base rent. If such individuals do not agree on Fair Market Rental, then the two individuals shall, within five (5) days, render separate written reports of their determinations and together appoint a third similarly qualified individual having the qualifications described above. If the two brokers are unable to agree upon a third broker, the third broker shall be appointed by the President of the Morris County Board of Realtors. In the event the Morris County Board of Realtors is no longer in existence, the third broker shall be appointed by the President of its successor organization. If no successor organization is in existence, the third broker shall be appointed by the Assignment Judge of the Superior Court of Morris County, New Jersey. The third individual shall within ten (10) days after his or her appointment make a determination of such Fair Market Rental. The third individual shall determine which of the determinations of the first two individuals is closest to his own and the determination that is closest shall be final and binding upon the parties, and such determination may be enforced in any court of competent jurisdiction. Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the third broker. Upon determination of the base rent payable pursuant to this Section, the parties shall promptly execute an amendment to this Lease stating the rent so determined.

     c. The term "Fair Market Rental" shall mean the annual amount per rentable square foot that a willing, comparable renewal tenant would pay and a willing, comparable landlord of a similar office building would accept at arm's length for similar space, giving appropriate consideration to the following matters: (i) annual rental rates per rentable square foot; (ii) the type of escalation clauses (including, without limitation, operating expenses, real estate taxes, and CPI) and the extent of liability under the escalation clauses (i.e., whether determined on a "net lease" basis or by increases over a particular base year or base dollar amount); (iii) rent abatement provisions reflecting free rent and/or no rent during the lease term; (iv) length of lease term; (v) size and location of premises being leased; and (vi) other generally applicable terms and conditions of tenancy for similar space; provided, however, Tenant shall not be entitled to any tenant improvement or refurbishment allowance; provided, however, Landlord and the brokers shall consider the absence of such tenant improvement or refurbishment allowance or other concessions paid for similar space in determining the Fair Market Rent. The Fair Market Rental may also designate periodic rental increases, a new Base Year and similar economic adjustments. The Fair Market Rental shall be the Fair Market Rental in effect as of the beginning of the applicable Option period, even though the determination may be made in advance of that date, and the parties may use recent trends in rental rates in determining the proper Fair Market Rental as of the beginning of the applicable Option period.

4. Signs. Notwithstanding anything to the contrary contained in Section 46 of the Lease, Landlord, at Landlord’s expense, shall list Tenant’s name in the Building directory. Tenant shall be permitted to install building standard signage on (or adjacent to) the entrance door to the Premises at Tenant’s sole expense. Such suite entry signage shall be subject to Landlord’s approval. Any changes by Tenant in the Building standard suite entry signage to the Premises or the directory signage following its initial installation shall be subject to Landlord’s approval and shall be at Tenant's sole cost and expense.

EXHIBIT A

FLOOR PLAN

EXHIBIT A-1

LOCATION OF RESERVED PARKING

240
CEDAR
KNOLLS
ROAD
CEDAR KNOLLS ROAD
Lot A
Lot B
HANDICAP SPACES
VISITORS
VISITORS

Emisphere reserved parking *

Lot A 15, 16
Lot B 48, 51, 52, 53

* these spaces shall be available within 15 days of Lease Commencement Date upon notification by Landlord to Tenant. Landlord has the right to relocate assigned spaces within Lot A and B at its discretion

EXHIBIT B

VERIFICATION LETTER

     EMISPHERE TECHNOLOGIES, INC., a Delaware corporation ("Tenant") hereby certifies that it has entered into a lease with THE REALTY ASSOCIATES FUND VI, L.P., a Delaware limited partnership ("Landlord") and verifies the following information as of the _____ day of ___________________ 20__:

Number of Rentable Square Feet in Premises:

Commencement Date:

Lease Termination Date:

Tenant's Share:

Initial Base Rent:

Billing Address for Tenant:

Attention:

Telephone Number:

Federal Tax I.D. No.:

     Tenant acknowledges and agrees that all tenant improvements Landlord is obligated to make to the Premises, if any, have been completed and that Tenant has accepted possession of the Premises and that as of the date hereof, there exist no offsets or defenses to the obligations of Tenant under the Lease. Tenant acknowledges that it has inspected the Premises and found them suitable for Tenant's intended commercial purposes.

TENANT

EMISPHERE TECHNOLOGIES, INC.,
a Delaware corporation

By:

Its:

ACKNOWLEDGED AND AGREED TO:

LANDLORD

THE REALTY ASSOCIATES FUND VI, L.P.,
a Delaware limited partnership

By:	Realty Associates Fund VI LLC,
a Massachusetts limited liability company,
general partner

	By:	Realty Associates Advisors LLC, a Delaware
limited liability company, manager

		By:	Realty Associates Advisors Trust, a
Massachusetts business trust, sole member

By:
Officer

By:	Realty Associates Fund VI Texas Corporation,
a Texas corporation, general partner

By:
Officer

EXHIBIT C

RULES AND REGULATIONS

GENERAL RULES

     Tenant shall faithfully observe and comply with the following Rules and Regulations.

1. Tenant shall not alter any locks or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Project except during the Project's normal hours of business as defined in Section 11.3 of the Lease. Tenant, its employees and agents must be sure that the doors to the Project are securely closed and locked when leaving the Premises if it is after the normal hours of business of the Project. Tenant, its employees, agents or any other persons entering or leaving the Project at any time when it is so locked, or any time when it is considered to be after normal business hours for the Project, may be required to sign the Project register. Access to the Project may be refused unless the person seeking access has proper identification or has a previously received authorization for access to the Project. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Project of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4. No furniture, freight or equipment of any kind shall be brought into the Project without Landlord's prior authorization. All moving activity into or out of the Project shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Project and also the times and manner of moving the same in and out of the Project. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight, and Tenant shall be solely responsible for the cost of installing all supports. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Project, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5. The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Tenant shall not ask employees of Landlord to do anything outside their regular duties without special authorization from Landlord.

6. Tenant shall not disturb, solicit, or canvass any occupant of the Project and shall cooperate with Landlord and its agents to prevent the same. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, halls, stairways, elevators, or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises. Smoking shall not be permitted in the Common Areas.

7. The toilet rooms, urinals and wash bowls shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

8. Except for vending machines intended for the sole use of Tenant's employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

9. Tenant shall not use or keep in or on the Premises or the Project any kerosene, gasoline or other inflammable or combustible fluid or material. Tenant shall not bring into or keep within the Premises or the Project any animals, birds, bicycles or other vehicles.

10. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or to otherwise interfere in any way with the use of the Project by other tenants.

11. No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for loading or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters' Laboratory approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors of Tenant, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations; and provided further that such cooking does not result in odors escaping from the Premises.

12. Landlord shall have the right to approve where and how telephone wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord. Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster contained in the Premises or in any way deface the Premises or any part thereof without Landlord's prior written consent. Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Project. Tenant shall not interfere with broadcasting or reception from or in the Project or elsewhere.

13. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

14. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Project's heating and air conditioning system, and shall refrain from attempting to adjust any controls. Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

15. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash in the vicinity of the Project without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

16. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

17. No awnings or other projection shall be attached to the outside walls or windows of the Project by Tenant. No curtains, blinds, shades or screens shall be attached to or hung in any window or door of the Premises without the prior written consent of Landlord. All electrical ceiling fixtures hung in the Premises must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord. Tenant shall abide by Landlord's regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises. The skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Project shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

18. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises unless otherwise agreed to in writing by Landlord. Except with the prior written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Project for the purpose of cleaning same. Landlord shall in no way be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant or any of its employees or other persons by the janitor of Landlord. Janitor service shall include ordinary dusting and cleaning by the janitor assigned to such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture and other special services. Window cleaning shall be done only by Landlord at reasonable intervals and as Landlord deems necessary.

PARKING RULES

1. Parking areas shall be used only for parking by vehicles no longer than full size, passenger automobiles herein called "Permitted Size Vehicles".

2. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant's employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.

3. Parking stickers or identification devices shall be the property of Landlord and shall be returned to Landlord by the holder thereof upon termination of the holder's parking privileges. Tenant will pay such replacement charges as is reasonably established by Landlord for the loss of such devices. Loss or theft of parking identification stickers or devices from automobiles must be reported to the parking operator immediately. Any parking identification stickers or devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution.

4. Landlord reserves the right to relocate all or a part of parking spaces from floor to floor, within one floor~~,~~ and/or to reasonably adjacent off site locations(s), and to allocate them between compact and standard size and tandem spaces, as long as the same complies with applicable laws, ordinances and regulations.

5. Unless otherwise instructed, every person using the parking area is required to park and lock his own vehicle. Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.

6. Validation of visitor parking, if established, will be permissible only by such method or methods as Landlord may establish at rates determined by Landlord, in Landlord's sole discretion.

7. The maintenance, washing, waxing or cleaning of vehicles in the parking structure or Common Areas is prohibited.

8. Tenant shall be responsible for seeing that all of its employees, agents and invitees comply with the applicable parking rules, regulations, laws and agreements. Garage managers or attendants are not authorized to make or allow any exceptions to these Parking Rules and Regulations. Landlord reserves the right to terminate parking rights for any person or entity that willfully refuses to comply with these rules and regulations.

9. Every driver is required to park his own car. Where there are tandem spaces, the first car shall pull all the way to the front of the space leaving room for a second car to park behind the first car. The driver parking behind the first car must leave his key with the parking attendant. Failure to do so shall subject the driver of the second car to a Fifty Dollar ($50.00) fine. Refusal of the driver to leave his key when parking in a tandem space shall be cause for termination of the right to park in the parking facilities. The parking operator, or his employees or agents, shall be authorized to move cars that are parked in tandem should it be necessary for the operation of the garage. Tenant agrees that all responsibility for damage to cars or the theft of or from cars is assumed by the driver, and further agrees that Tenant will hold Landlord harmless for any such damages or theft.

10. No vehicles shall be parked in the parking garage overnight. The parking garage shall only be used for daily parking and no vehicle or other property shall be stored in a parking space.

     Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D

IRREVOCABLE STANDBY LETTER OF CREDIT
NUMBER ________

LETTER OF CREDIT	ISSUE DATE	EXPIRY DATE
AMOUNT

US [AMOUNT]	[DATE]	[DATE]

BENEFICIARY:	APPLICANT:
[LANDLORD]	[TENANT]
C/O TA ASSOCIATES REALTY	[ADDRESS OF PROPERTY]
28 STATE STREET
BOSTON, MASSACHUSETTS 02109
ATTENTION: LEASE ADMINISTRATOR

WITH COPY TO:
[PROPERTY MANAGER]
[ADDRESS]

GENTLEMEN:

WE HEREBY ISSUE OUR IRREVOCABLE STANDBY LETTER OF CREDIT IN YOUR FAVOR FOR THE ACCOUNT OF THE ABOVE REFERENCED APPLICANT IN THE AGGREGATE AMOUNT OF US [AMOUNT] WHICH IS AVAILABLE BY PAYMENT OF YOUR DRAFT(S), AT SIGHT, DRAWN ON OURSELVES, , WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1.	A STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF [LANDLORD] (HEREIN CALLED “THE LANDLORD”) STATING THAT:

“THIS CERTIFIES THAT A DEFAULT EXISTS PURSUANT TO THAT CERTAIN DEED OF LEASE BETWEEN [LANDLORD], LANDLORD AND [TENANT], TENANT, AS AMENDED FROM TIME TO TIME.”

-OR-

     “[TENANT] (THE “TENANT”) HAS FAILED TO RENEW OR REPLACE THIS LETTER OF CREDIT THIRTY (30) DAYS BEFORE ITS CURRENT EXPIRATION DATE AND LANDLORD IS ACCORDINGLY ENTITLED TO DRAW UPON THIS LETTER OF CREDIT.”

2.	THE ORIGINAL OF THIS LETTER OF CREDIT.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT WRITTEN AMENDMENT FOR ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRY DATE UNLESS AT LEAST FORTY-FIVE (45) DAYS PRIOR TO SUCH EXPIRATION DATE, WE NOTIFY YOU IN WRITING AT THE ABOVE ADDRESS BY EXPRESS COURIER THAT WE ELECT NOT TO RENEW THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIODS(S). UPON RECEIPT BY YOU OF SUCH NOTICE, YOU MAY DRAW HEREUNDER BY PRESENTATION OF YOUR DRAFT AT SIGHT ON US.

PARTIAL DRAWINGS ARE PERMITTED.

THIS LETTER OF CREDIT IS TRANSFERABLE BY BENEFICIARY.

THIS IRREVOCABLE LETTER OF CREDIT SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING. THIS UNDERTAKING SHALL NOT IN ANY WAY BE MODIFIED, AMENDED, AMPLIFIED OR INCORPORATED BY REFERENCE TO ANY DOCUMENT OR CONTRACT REFERRED TO HEREIN.

WE HEREBY AGREE WITH YOU THAT DRAFT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS CREDIT SHALL BE DULY HONORED IF PRESENTED TOGETHER WITH DOCUMENT(S) AS SPECIFIED ABOVE AND THE ORIGINAL OF THIS CREDIT, AT OUR OFFICE LOCATED AT [MUST BE ADDRESS LOCAL TO THE CEDAR KNOLLS, NEW JERSEY AREA] ON OR BEFORE THE ABOVE STATED EXPIRY DATE. DRAFT(S) DRAWN UNDER THIS CREDIT MUST SPECIFICALLY REFERENCE OUR CREDIT NUMBER. DRAFTS DRAWN IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT SHALL BE HONORED BY US WITHOUT INQUIRY AS OF THE TRUTH OF THE STATEMENTS SET FORTH IN THE DRAW REQUEST AND REGARDLESS OF WHETHER APPLICANT DISPUTES THE CONTENT OR ACCURACY OF SUCH STATEMENTS. FACSIMILE DRAWINGS ARE PERMITTED. IF A DRAFT IS PRESENTED TO US BY FACSIMILE TO OUR FAX NUMBER _______________, THE ORIGINAL LETTER OF CREDIT IS NOT REQUIRED.

WE HEREBY ENGAGE WITH YOU THAT DRAWINGS PRESENTED UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT WILL BE DULY HONORED WITHIN TWO (2) BUSINESS DAYS AFTER OUR RECEIPT OF YOUR PRESENTATION OF THE CERTIFICATE AND ANY SUCH DOCUMENTS SPECIFIED HEREIN AT THE ABOVE ADDRESS.

EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS, ESTABLISHED BY THE INTERNATIONAL CHAMBER OF COMMERCE, AS IN EFFECT ON THE DATE OF ISSUANCE OF THIS CREDIT.

SINCERELY,

______________________________
AUTHORIZED REPRESENATIVE

EXHIBIT E

JANITORIAL AND MAINTENANCE SERVICES

INTERIOR

A.     Tenant Premises - Nightly Services - Monday through Friday:

          1.     Empty and clean ash trays

          2.     Empty waste baskets

          3.     Clean cigarette urns

          4.     Remove trash to areas designated

          5.     Wipe drinking fountains

          6.     Vacuum carpets

          7.     Sweep, damp mop non-carpeted floors

          8.     Dust office furniture (i.e. desks, tables, file cabinets, chairs)

          9.     Dust window sills

B.      Occasional Service:

          1.     Dust paneling, picture frames, diffusers, as needed

          2.     High dust door tops, tops of partitions and high ledges, as needed

          3.     Damp mop non carpeted floors (at least weekly)

C.      Common Restrooms - Nightly Service - Monday through Friday:

          1.     Sweep, mop and sanitize floors

          2.     Sanitize plumbing fixtures (i.e. commodes, toilet seats, urinals, sinks)

          3.     Clean mirrors

          4.     Empty waste receptacles

D.      Common Restrooms - Occasional Services:

          1.     High dust walls, partitions, ceilings

          2.     Completely clean ceramic tile

          3.     Replenish soap, toilet tissue, paper towels (as needed)

E.      Common Areas:

          1.     Sweep and damp mop non-carpeted floors (i.e. stairways, corridors, elevators), as needed

          2.     Vacuum carpeted areas, as needed

          3.     Wipe down wall surfaces and doors (i.e. elevators, stairways, corridors with water or approved cleanser, as needed)

          4.     Dust electric fixtures and fittings, picture frames and diffusers as needed

          5.     High dust door tops and high ledges, as needed

          6.     Polish metallic surfaces, fixtures and trim, as needed

          7.     Interior glass surfaces (Tenant entrance doors and hallway partition glass) shall be cleaned on both sides as needed, but not more than two (2) times per year

          8.     Exterior glass windows to building shall be cleaned on both sides as needed, but not more than two (2) times per year

          9.     Exterior glass entrance doors to building shall be spot cleaned, as needed, and fully cleaned on both sides as needed, but not more than two (2) times per year

EXTERIOR OF BUILDING

F.      Outside Services, as required:

          1.     Sweep driveways - curbs

          2.     Sweep and clean sidewalks

          3.     Snow removal from driveways, sidewalks, steps and parking areas

MISCELLANEOUS

The janitorial and maintenance services described in this Exhibit shall be deemed all-inclusive and although Landlord, at its sole discretion, reserves the right to provide, from time to time, additional services, it shall not be required to provide any such additional services in the Tenant’s Demised Premises.

SCHEDULE 1

WORK LETTER AGREEMENT

1. Plans and Specifications.

     1.1. Space Plan. Within fifteen (15) business days after the execution of the Lease, Landlord shall submit to Tenant for approval a detailed space plan ("Space Plan") for the Premises prepared by Landlord's architects and consultants, which shall include without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements. If applicable, Landlord reserves the right to approve Tenant's architect and/or space planner. Tenant agrees to cooperate with Landlord and its design representatives in connection with the preparation of the Space Plan. Within five (5) days after receipt by Tenant of the Space Plan, Tenant (i) shall give its written approval with respect thereto, or (ii) shall notify Landlord in writing of its disapproval and state with specificity the grounds for such disapproval and the revisions or modifications necessary in order for Tenant to give its approval. Within five (5) days following Landlord's receipt of Tenant's disapproval, Landlord shall submit to Tenant for approval the requested revisions or modifications. Within three (3) days following receipt by Tenant of such revisions or modifications, Tenant shall give its written approval with respect thereto or shall request other revisions or modifications therein.

     1.2. Plans. Based on the approved Space Plan, Landlord shall cause its architects and engineers to prepare and submit to Tenant for approval detailed plans, specifications and working drawings ("Plans") for the construction of Tenant's leasehold improvements to the Premises listed on Schedule 1-A attached hereto ("Improvements"). Landlord reserves the right to approve any space planner, architect or engineer if employed by Tenant. As used herein, the term "Improvements" shall include all non-base building work to be done in the Premises pursuant to the Plans, including, but not limited to: demolition work, partitioning, doors, ceiling, floor coverings, wall finishes (including paint and wall coverings), window coverings, electrical (excluding the cost of computer cabling, Tenant’s telephone system and wiring, and any other special electrical or wiring dedicated to the Tenant’s operations or business), plumbing, heating, ventilating and air conditioning, fire protection, cabinets and other millwork. If Tenant has leased an entire floor, the Improvements shall include finished toilet rooms, corridors and elevator vestibules. Landlord shall submit the Plans to Tenant for approval within fifteen (15) business days following Tenant's approval of the Space Plan. Within three (3) business days after receipt by Tenant of the Plans, Tenant (i) shall give its written approval with respect thereto, or (ii) shall notify Landlord in writing of its disapproval and state with specificity the grounds for such disapproval and the revisions or modifications necessary in order for Tenant to give its approval. Within five (5) business days following Landlord's receipt of Tenant's disapproval, Landlord shall submit to Tenant for approval the requested revisions or modifications. Within three (3) business days following receipt by Tenant of such revisions or modifications, Tenant shall give its written approval with respect thereto or shall request other revisions or modifications therein, and any time delay incurred in the approval of the Plans from the date of this second notice of disapproval shall constitute Tenant Delay. After approval of the Plans by Tenant, no further changes to the Plans shall be made without the prior written approval of Landlord.

2. Specifications for Building Standard Improvements. Specifications and details for building standard improvements ("Standards") are available in the office of the Building. Except as specified in Section 3 below, the Space Plan and Plans shall be consistent with the Standards, and no deviations shall be permitted from the Standards without Landlord's consent as set forth in Section 3 below.

3. Grounds for Disapproval. Tenant may request deviations from the Standards for Improvements provided that the deviations ("Non-Standards") shall not be of lesser quality than the Standards. Landlord shall not be required to approve any item of the Space Plan, the Plans or the Non-Standards that (a) does not conform to applicable governmental regulations or is disapproved by any governmental agency; (b) requires building service (including electrical power) beyond the level normally provided to other tenants in the Building; or (c) overloads the floors.

4. Improvement Cost and Allowance.

     4.1. Cost Breakdown. Landlord shall provide Tenant with a breakdown of the estimated total cost of the Improvements ("Cost Breakdown"), including, without limitation: construction cost of the Improvements; architectural and engineering fees relating to the preparation and review of the Space Plan and the Plans (inclusive of the initial Space Plan and all design work above and below the ceiling); governmental agency plan check, permit and other fees; sales and use taxes; testing and inspection costs; and construction fees (including general contractor's overhead and supervision fees and the construction supervisory fee referred to in Section 5.3 hereof). Within five (5) days after receipt by Tenant of the Cost Breakdown, Tenant shall either approve the same in writing or shall provide Landlord with a detailed list of revisions to the approved Plans.

     4.2. Improvement Allowance. Landlord has granted to Tenant the Improvement Allowance specified in Paragraph 2(b) of the Addendum, which Improvement Allowance shall be used only for the items specified in the Cost Breakdown. In the event that the Cost Breakdown exceeds the Improvement Allowance, Tenant shall pay to Landlord the sum in excess of the Improvement Allowance by cashier's check, which payment shall be made within five (5) business days of Landlord's notice to Tenant that Landlord is prepared to commence construction.

     4.3. Cost Increases. In the event that the cost of the Improvements increases subsequent to Tenant's approval of the Cost Breakdown due to the requirements of any governmental agency imposed with respect to the construction of the Improvements or due to any other unforeseeable circumstances, Tenant shall pay to Landlord the amount of such increase within five (5) business days of Landlord's written notice; provided, however, that Landlord shall first apply toward such increase any remaining balance in the Improvement Allowance.

     4.4. Change in Plans. In the event that Tenant requests a change in the Plans subsequent to approval of the Cost Breakdown, Landlord shall advise Tenant as to any increases in the cost of the Improvements and as to any delay such change would cause in the construction of the Improvements, which delay would constitute a Tenant Delay. Tenant shall approve or disapprove such change within five (5) days of written notice. In the event that Tenant approves such change, Tenant shall accompany its approval with payment in the amount of the increase; provided, however, that Landlord shall first apply toward such increase any remaining balance in the Improvement Allowance. Landlord shall have the right to decline Tenant's request for a change in the approved Plans if the change is inconsistent with Sections 1, 2 or 3 above, or if the change would, in Landlord's sole opinion, unreasonably delay construction of the Improvements.

     4.5. No Refund. If the actual cost of the Improvements does not exceed the Improvement Allowance, the unused portion of the Improvement Allowance shall not be paid or refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease, except that any unused portion of the Improvement Allowance may be used to reimburse Tenant for the cost of wallpaper and carpeting purchased by Tenant and installed in the Premises pursuant to this Agreement following Landlord’s receipt of Tenant’s written disbursement request which shall include the total amount expended by Tenant for the wallpaper and carpet together with invoices, paid receipts and any other documents reasonably requested by Landlord in order to justify such a disbursement.

5. Construction of Improvements.

     5.1. Construction. Within a reasonable period following approval of the Cost Breakdown by Tenant, and upon payment of any sum required under Section 4.2 above, Landlord shall instruct its contractor to secure a building permit and commence construction.

     5.2. Completion. Landlord shall endeavor to cause the contractor to substantially complete construction of the Improvements in a diligent manner, but Landlord shall not be liable for any loss or damage as a result of delays in construction or delivery of possession of the Premises. As used herein and in the Lease, the term "substantially" complete shall specifically exclude Tenant's installation of its furniture, fixtures and cabling which shall be Tenant's obligation and shall not affect the date of substantial completion.

     5.3. Construction Supervisory Fee. The cost of the Improvements shall include a construction supervisory fee equal to five percent (5%) of the total Improvement Allowance payable to Landlord or Landlord’s agent for the supervision of the construction of the Improvements by Landlord.

6. Commencement Date. The Commencement Date and Tenant's obligation to pay rent under the Lease shall be governed by Section 3 of the Lease.

7. Incorporation. This Agreement is and shall be incorporated by reference in the Lease, and all of the terms and conditions of the Lease are and shall be incorporated herein by this reference.

SCHEDULE 1-A

IMPROVEMENTS
(SCOPE OF WORK)

Emisphere Technologies

Landlord Responsibilities
Reception area:
1. Remove reception closet, patch walls and ceiling
2. Remove existing carpet
3. Install large crown molding as per tenant’s sample board and stain and finish
4. Install trim, as per sketch on sample board, around entry from reception area to general office space – submit sample for approval
5. Replace ceiling tiles with 2x2 ceiling tiles.
6. Install 54” vinyl wall covering as per tenant’s sample board. (specs attached)
7. Rip up carpet
Conference Room:
1. Install large crown molding to match above
2. Stain and finish crown molding to match above
3. Remove existing lights over conference table
4. Install outlets for 2 chandeliers
5. Install 2 chandeliers as per tenant’s sample board
6. Replace ceiling tiles with 2x2 ceiling tiles.
7. Install 54” vinyl wall covering (sample specs. As above)
Mr. Novinsky’s Office
1. Remove wall to make 1 large office
2. Paint trim.
3. Install wall covering in office to match conference room. Install wall covering in assistant area to match reception area.
General Office
1. Paint all trim
2. Paint walls
3. Paint perimeter offices with one accent wall
4. Install office cubicles where needed
5. Remove high hats install outlets for 4 chandeliers as per tenants direction

Tenant Responsibilities
Reception area:
1. Provide chandeliers
2. Purchase 54” vinyl wall covering
3. Provide and install new glue down carpet with coordinating carpet base
4. Provide and install new reception desk and other furniture as per tenant’s sample board
5. Provide and install accessories
Conference Room:
1. Provide chandeliers
2. Provide 54” vinyl wall covering (same specs as above)
3. Provide and Install accessories
Mr. Novinsky’s Office
1. Provide wall covering in office to match conference room. Provide wall covering in assistant area to match reception area.
General Office
1. Provide and install accessories